UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2004

SOUTHWEST CASINO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50572	87-686721
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2001 Killebrew Drive, Suite 306

Minneapolis, MN 55425

(Address of principal executive offices)

(952) 853-9990

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address if Changed Since Last Report)

Item 1.  Changes in Control of Registrant.

On July 22, 2004, Lone Moose Adventures, Inc. (now Southwest Casino Corporation), a Nevada corporation; Lone Moose Acquisition Corporation, a Minnesota corporation and wholly-owned subsidiary of Lone Moose, and Southwest Casino and Hotel Corp., a Minnesota corporation, consummated a reorganization under the Agreement and Plan of Reorganization dated July 14, 2004, by and among Lone Moose, Lone Moose Acquisition Corporation, Southwest Casino and Hotel Corp. and certain shareholders of Lone Moose.  Under the Reorganization Agreement, Lone Moose Acquisition merged with and into Southwest Casino and Hotel Corp.  Southwest Casino and Hotel Corp. was the surviving corporation in that merger and became a wholly-owned subsidiary of Lone Moose, which changed its name to Southwest Casino Corporation. Southwest Casino and Hotel Corp. is now a wholly-owned operating subsidiary of Southwest Casino Corporation.

Under the terms of the Reorganization Agreement, Lone Moose acquired 100% of the issued and outstanding shares of common stock and series C convertible preferred stock of Southwest Casino and Hotel Corp. in consideration for the issuance of 16,143,792 shares of Lone Moose common stock to shareholders of Southwest Casino and Hotel Corp.  In accordance with the Reorganization Agreement, each share of Southwest Casino and Hotel Corp. common stock and series C convertible preferred stock issued and outstanding immediately prior to the effective time was cancelled and automatically converted into the right to receive .5 shares of Lone Moose common stock.  Including 1,500,000 shares of Lone Moose common stock acquired by principal shareholders of Southwest Casino and Hotel Corp. before the reorganization pursuant to a restricted stock purchase agreement, the former Southwest Casino and Hotel Corp. equity security holders now hold approximately 91.7 % of the outstanding securities of Lone Moose.

Excluding the 1,500,000 shares of Lone Moose common stock held by Southwest Casino and Hotel Corp. shareholders before the reorganization, Lone Moose had approximately 1,589,000 shares of common stock outstanding, which represent approximately 8.3 % of the outstanding securities of Lone Moose (now Southwest Casino Corporation) following the reorganization and after taking into account (i) a forward split by dividend declared on July 2, 2004 and which became effective on July 13, 2004 on the basis of 7.4672 shares for every one share of Lone Moose common stock outstanding; (ii) the cancellation of 333,500 post-reverse split shares of common stock of Lone Moose (which became approximately 2,489,192 shares after the forward split) held by Christopher B. Glover and Michael C. Brown, founding shareholders of Lone Moose; (iii) the issuance of an aggregate of 150,000 shares of “restricted” Lone Moose common stock to David C. Merrell pursuant to his indemnification agreement dated June 29, 2004 for our company; and (iv) the issuance of 719,685 shares of “restricted” Lone Moose common stock to Jenson Services, Inc., a Utah corporation, pursuant to an introduction agreement dated June 29, 2004, by and between Jenson Services, Inc. and Lone Moose.

The principal terms of the Reorganization Agreement were:

•                  Before completion of the reorganization, Lone Moose was required to effect a forward split, which we declared on July 2, 2004 and which became effective on July 13, 2004.  All computations in this Current Report on Form 8-K take into account the forward split unless otherwise stated.

•                  Immediately after completing the reorganization, on July 22, 2004, Lone Moose sold substantially all of its adventure tour business assets to the founding Lone Moose shareholders Christopher B. Glover and Michael C. Brown. In exchange for these assets, Messrs. Glover and Brown (a) assumed all of the pre-

                        closing liabilities of the adventure tour business previously operated by Lone Moose, and (b) agreed to indemnify Lone Moose (now Southwest Casino Corporation) for any liabilities or damages related to Lone Moose existence and operations before the closing of the reorganization.

•                  Upon closing, Lone Moose (now Southwest Casino Corporation) issued 16,143,792 shares of Lone Moose common stock to former Southwest Casino and Hotel Corp. shareholders upon the conversion of all of the outstanding common stock and preferred stock (and other convertible securities) of Southwest Casino and Hotel Corp. After acquiring all of the common stock and preferred shares of Southwest Casino and Hotel Corp., Lone Moose (now Southwest Casino Corporation) common shares issued to former Southwest Casino and Hotel Corp. shareholders, including 1,500,000 common shares acquired by the principal shareholders of Southwest Casino and Hotel Corp. before the reorganization, represent approximately 91.7 % of the post-reorganization outstanding common stock of Lone Moose (now Southwest Casino Corporation).

•                  As a condition of the closing, certain shareholders of Lone Moose and the principal shareholders of Southwest Casino and Hotel Corp. executed and delivered to Lone Moose (now Southwest Casino Corporation) Lock-Up/Leak-Out Agreements that cover their shares of common stock of Lone Moose (now Southwest Casino Corporation).  The Lock-Up/Leak-Out Agreements cover an aggregate of 5,119,971 (approximately 26.6%) outstanding shares.  The restrictions imposed by the Lock-Up/Leak-Out Agreements are in addition to all other restrictions applicable to sales of unregistered securities held by other shareholders.  Under the terms of the Lock-Up/Leak-Out Agreements, these shareholders will collectively be allowed to sell, up to one-twelfth of such shareholder’s shares of Lone Moose common stock per month, on a cumulative basis, during a twelve-month period after satisfaction of all securities laws restrictions applicable to sales of unregistered securities.  All sales are required to be made in “broker’s transactions” as that term is defined in Rule 144 of the Securities Act of 1933, as amended.  Pursuant to the terms of these Lock-Up/Leak-Out Agreements and its agreement with its transfer agent, Southwest Casino Corporation has adequate measures in place to ensure compliance with the Lock-Up/Leak-Out Agreements.

•                  On June 7, 2004, Lone Moose shareholders approved an amendment to the Articles of Incorporation of Lone Moose that provided the Board of Directors with the ability to change the name of Lone Moose without any additional action on the part of the Lone Moose shareholders.  Immediately upon the closing of the reorganization, Lone Moose changed its corporate name to “Southwest Casino Corporation” and obtained a new CUSIP number and a new symbol “SWCC” to use on the Over-the-Counter Bulletin Board.

•                  Before closing the reorganization, at a special meting held on July 14, 2004, shareholders of Southwest Casino and Hotel Corp. approved the Agreement and Plan Reorganization and approved the merger of Lone Moose Acquisition Corporation with and into Southwest Casino and Hotel Corp., with Southwest Casino and Hotel Corp. being the surviving corporation.

•                  All outstanding options and warrants to purchase shares of Southwest Casino and Hotel Corp. common stock were converted into options or warrants to purchase Southwest Casino Corporation common stock on the same terms and conditions as were in effect before the reorganization with appropriate adjustments as described below.  The options and warrants issued with respect to these converted options and warrants entitle holders to purchase one share of Southwest Casino Corporation common stock for every two shares of Southwest Casino and Hotel Corp. common stock that would have been issuable to the holder had the holder exercised the option and warrant before the reorganization.  The per share exercise price of the options and warrants assumed by Southwest Casino Corporation upon conversion of the Southwest Casino and Hotel Corp. options and warrants equals the pre-reorganization exercise price multiplied by two.

•                  All outstanding Southwest Casino and Hotel Corp. 8% convertible demand notes were cancelled and converted automatically into the right to receive one share of Lone Moose (now Southwest Casino Corporation) common stock for every two shares of Southwest Casino and Hotel Corp. common stock into which these demand notes were convertible before the reorganization.

•                  Upon closing the reorganization, Christopher B. Glover and Michael C. Brown, founding shareholders of Lone Moose, resigned from the Lone Moose (now Southwest Casino Corporation) Board of Directors and from their positions as officers of Lone Moose.  The Board of Directors was increased in size to three members and James B. Druck, Jeffrey S. Halpern and Thomas E. Fox were elected to serve as Directors.  In addition, James B. Druck was appointed Chief Executive Officer and Secretary, Jeffrey S. Halpern was appointed Chairman of the Board, and Thomas E. Fox was appointed President, Chief Operating Officer and Chief Financial Officer.

After effecting the reorganization, there are 19,232,835 shares of common stock of Southwest Casino Corporation (formerly Lone Moose) issued and outstanding, 1,575,000 shares of common stock of Southwest Casino Corporation reserved for issuance upon exercise of outstanding options previously granted, 50,000 shares of Southwest Casino Corporation’s common stock reserved for issuance for options previously granted under our option plan, 1,450,000 shares of Southwest Casino Corporation’s common stock reserved for future option grants under our option plan and 2,637,500 shares of Southwest Casino Corporation reserved for issuance pursuant to outstanding warrants  In addition, as of July 31, 2004, Southwest Casino and Hotel Corp. had outstanding an aggregate principal amount of $362,500 in Series A convertible subordinated debentures and we have offered the debenture holders the option of converting the principal amount of their debentures to Southwest Casino Corporation common stock at a rate of $1.10 per share, which is the as-adjusted conversion price for all prior conversions. Since the former shareholders of Southwest Casino and Hotel Corp. are the controlling shareholders of Southwest Casino Corporation, we will account for the reorganization as a reverse acquisition of Lone Moose by Southwest Casino and Hotel Corp. and a recapitalization of Southwest Casino Corporation.

By virtue of (i) the percentage of Southwest Casino Corporation acquired in the reorganization by the former shareholders of Southwest Casino and Hotel Corp.; and (ii) the provisions of the reorganization agreement that provided for the election of the current officers and directors of Southwest Casino and Hotel Corp. to the Board of Directors of Southwest Casino Corporation, the reorganization agreement may be deemed to have involved a “change of control.”

The consideration used by the former Southwest Casino and Hotel Corp. shareholders to acquire the Southwest Casino Corporation shares was the conversion of their respective shares of stock or other outstanding securities of Southwest Casino and Hotel Corp. The primary basis of the “control” by the shareholders of Southwest Casino Corporation is stock ownership.

A copy of the Reorganization Agreement, including all material exhibits and related instruments, accompanies this Current Report on Form 8-K and is incorporated in this Current Report on Form 8-K by reference. The summary of the Reorganization Agreement and the reorganization in this Current Report on Form 8-K is modified in its entirety by the Reorganization Agreement and related exhibits and instruments. See Item 7, Exhibit 2.

To the knowledge of our management and based upon a review of the stock ledger maintained by Lone Moose’s transfer agent and registrar, the following table sets forth the beneficial ownership of Lone Moose securities by members of management and persons who owned more than five percent (5%) of the Lone Moose common stock before the closing of the reorganization:

Name	Positions Held	Shares Owned		Percentage of Ownership (1)
Christopher B. Glover	President and Director	1,244,596		26.4%
Michael C. Brown	Vice President, Chief Financial Officer, Treasurer, Secretary and Director	1,244,596		26.4%
James B. Druck	5% or more shareholder	500,000	(1)	10.6%
Jeffrey S. Halpern	5% or more shareholder	500,000	(2)	10.6%
Thomas E. Fox	5% or more shareholder	500,000	(3)	10.6%
	Total	3,989,192		84.7%

(1)          Consists of 500,000 shares of Lone Moose common stock purchased from Lone Moose on June 29, 2004 at a price of $.05 per share.  These shares were subject to repurchase by Lone Moose in the event the reorganization between Southwest Casino and Hotel Corp. and Lone Moose Acquisition Corporation, a wholly-owned subsidiary of Lone Moose Adventures, Inc., was not completed by September 15, 2004.

(2)          Consists of 500,000 shares of Lone Moose common stock purchased from Lone Moose on June 29, 2004 at a price of $.05 per share.   These shares were subject to repurchase by Lone Moose in the event the reorganization between Southwest Casino and Hotel Corp. and Lone Moose Acquisition Corporation, a wholly-owned subsidiary of Lone Moose Adventures, Inc., was not completed by September 15, 2004.

(3)          Consists of 500,000 shares of Lone Moose common stock purchased from Lone Moose on June 29, 2004 at a price of $.05 per share.  These shares were subject to repurchase by Lone Moose in the event the reorganization between Southwest Casino and Hotel Corp. and Lone Moose Acquisition Corporation, a wholly-owned subsidiary of Lone Moose Adventures, Inc., was not completed by September 15, 2004.

To the knowledge of management and based upon a review of the stock ledger maintained by Lone Moose’s transfer agent and registrar, the following table sets forth the beneficial ownership of persons who owned more than five percent (5%) of Lone Moose’s common stock after the closing of the reorganization, and the share holdings of the new members of management:

Name	Positions Held	Shares Owned		Percentage of Ownership (1)
James B. Druck	Director, Chief Executive Officer and Secretary	1,729,166	(2)	8.9%
Thomas E. Fox	Director, President, Chief Operating Officer and Chief Financial Officer	1,701,954	(3)	8.8%
Jeffrey S. Halpern	Director and Chairman of the Board	1,719,166	(4)	8.9%
Brian L. Foster	Vice President, Native American Operations	250,000	(5)	1.3%
	Total	5,400,286	(6)	27.2%

(1)          Based on 19,232,835 shares of Southwest Casino Corporation common stock outstanding as of July 31, 2004.

(2)          Consists of 1,112,500 shares of Southwest Casino Corporation common stock received upon conversion of 2,250,000 shares of Southwest Casino and Hotel Corp. common stock in connection with the reorganization, 500,000 shares of Southwest Casino Corporation common stock acquired June 29, 2004, and options to acquire 116,666 shares of Southwest Casino Corporation common stock at a price of $1.00 per share exercisable within 60 days.

(3)          Consists of 1,062,500 shares of Southwest Casino Corporation common stock received upon conversion of 2,250,000 shares of Southwest Casino and Hotel Corp. common stock in connection with the reorganization, 22,788 shares of Southwest Casino Corporation owned by F&B Properties, a partnership in which Mr. Fox is a 50% general partner, received upon conversion of 45,455 shares of Southwest Casino and Hotel Corp. common stock in connection with the reorganization, 500,000 shares of Southwest Casino Corporation common stock acquired June 29, 2004, and options to acquire 116,666 shares of Southwest Casino Corporation common stock at a price of $1.00 per share exercisable within 60 days.

(4)          Consists of 1,062,500 shares of Southwest Casino Corporation common stock received upon conversion of 2,125,000 shares of Southwest Casino and Hotel Corp. common stock in connection with the reorganization, 40,000 shares of Southwest Casino Corporation common stock owned by Mr. Halpern’s spouse acquired upon conversion of 80,000 shares of Southwest Casino and Hotel Corp. common stock in connection with the reorganization, 500,000 shares of Southwest Casino Corporation common stock acquired June 29, 2004, and options to acquire 116,666 shares of Southwest Casino Corporation common stock at a price of $1.00 per share exercisable within 60 days.

(5)          Consists of options to acquire 250,000 shares of Southwest Casino Corporation common stock at a price of $.12 per share.

(6)          The shares held by Christopher B. Glover and Michael C. Brown were cancelled in connection with the reorganization and are no longer outstanding.

Item 2.  Acquisition or Disposition of Assets.

(a)          See Item 1 above.

The consideration under the Reorganization Agreement was negotiated at “arms length,” and the directors of Lone Moose applied criteria used in similar uncompleted proposals involving Lone Moose in the past, the last reported trading price of Lone Moose shares, the relative value of the assets of Lone Moose in comparison to those of Southwest Casino and Hotel Corp, Southwest Casino and Hotel Corp.’s present and past business operations, the future potential of Southwest Casino and Hotel Corp., its management, and the potential benefit to the stockholders of Lone Moose.  The Board of Directors determined that the consideration for the conversion was reasonable, under these circumstances.

Except for 500,000 shares of “restricted” Lone Moose common stock acquired by each of the principal shareholders of Southwest Casino and Hotel Corp. pursuant to a Stock Purchase Agreement, dated June 29, 2004 in connection with the reorganization, no director, executive officer or five percent or more stockholder of Lone Moose had any direct or indirect interest in Southwest Casino and Hotel Corp. or the stockholders of Southwest Casino and Hotel Corp. before the completion of the Reorganization Agreement.

(b)          Lone Moose, now Southwest Casino Corporation, is a successor to and intends to continue the business operations previously conducted by Southwest Casino and Hotel Corp. References to “Southwest”, the “Company,” “our,” “we,” “us” and words of similar import refer to Southwest Casino Corporation and its wholly-owned subsidiary, Southwest Casino and Hotel Corp.

Form 10SB

Part I

Forward-looking Statements.

Statements made in this Current Report on Form 8-K which are not purely historical are forward-looking statements with respect to our goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and business, including, without limitation, (a) statements regarding our ability to raise capital, and (b) statements preceded by, followed by or that include the words “may,” “would,” “could,” “should,” “expects,” “projects,” “anticipates,” “believes,” “estimates,” “plans,” “intends,” “targets” or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including general economic or industry conditions, nationally and/or in the communities in which we conduct our business; changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital; changes in accounting principles, policies or guidelines; financial or political instability; acts of war or terrorism; or other economic, competitive, governmental, regulatory and technical factors affecting our operations, products, services and prices.

Accordingly, our actual results may differ materially from the expected results described in these statements.  Forward-looking statements speak only as of the date they are made.  We do not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

In reviewing this Current Report on Form 8-K, you should carefully consider the matters concerning Southwest Casino and Hotel Corp. described under the heading “Risk Factors” below and all other information in this Current Report on Form 8-K.

RISK FACTORS

We have an accumulated deficit and a history of uncertain profitability.  We have incurred substantial operating losses since inception and had an accumulated deficit of $6,665,159 as of December 31, 2003. We have incurred additional losses of approximately $700,000 during the first six months of 2004 and contemplate a loss for full year 2004. These losses are primarily the result of expenses related to our ongoing pursuit of new gaming opportunities. There can be no assurance that we will be able to sustain profitability on a quarterly or annual basis in future periods.  Our future operating results will depend upon a number of factors, including (a) the continuing profitability of our Oklahoma and Colorado Operations; (b) our ability to maintain our current gaming licenses and to obtain additional gaming licenses for new or expanded gaming facilities; (c) our ability to continue to maintain our working relationships with the Cheyenne and Arapaho tribe of Oklahoma and to establish working relationships with other Native American tribes involved in gaming; and (d) our ability to successfully identify, and obtain all necessary approvals and funding related to, any additional future gaming opportunities.

We have a continuing need for additional capital. We anticipate that we will need substantial additional funding for our current Oklahoma and Colorado operations and to effectuate our plans to develop a harness racing track and card room in Minnesota.  Moreover, our operating plans and financing needs are subject to change depending on, among other things, market conditions and opportunities; land, equipment or other asset-based financing that may be available in connection with our development of gaming facilities; cash flow from operations, if any; and the number of new gaming projects that we pursue. While additional funds may be provided through borrowings from institutional investors or project partners, equipment leasing or other forms of debt or equity financing, we do not have any unconditional commitments relating to additional financing and there is no assurance that additional financing will be available when required. Even if financing is available when required, there is no assurance that it will be on terms favorable to us and our security holders in terms of cost or dilution.

We will continue to face intense competition in the gaming industry.  The gaming industry, including the development, operation and management of racetracks and other types of facilities, is highly competitive, especially given the rapid rate at which the industry is expanding. For example, a number of management companies may make proposals to a particular tribe for the development and management of a single Indian gaming facility, and any gaming facilities developed or managed by us will compete with a rapidly expanding number of other gaming facilities of varying quality and size, including gaming facilities that are part of national or regional chains, and other forms of gaming and entertainment. Many of our competitors have substantially greater financial and personnel resources than we do. Competition in the future may also be affected by overbuilding which can adversely affect patronage levels. Given the current regulatory climate and limited number of lucrative gaming opportunities available, competition is likely to become more intense in the future.

Risks Associated with the Pursuit of New Gaming Projects.  We have pursued, are pursuing, and will continue to pursue new gaming projects that entail substantial pre-development commitments of time and money with no assurance we will receive the approvals needed to develop and operate the proposed gaming facility. A number of these projects require legislation or voter approval, which not only increases the cost of such projects but also extends the time required to obtain licenses, complete development and begin operations. As an example, the Company and its partner, Missouri businessman Robert Low, have been pursuing the development of a gaming project on the White River at Rockaway Beach, Missouri that requires a constitutional amendment to the Missouri State Constitution.  After expending substantial funding and time in the pursuit of this venture, the ballot initiative was defeated by Missouri voters on August 3, 2004.  Along with the City of Rockaway Beach and Robert Low, we must now evaluate whether to continue to pursue this opportunity.

We, and the gaming industry as a whole, are heavily regulated and any change in the regulatory environment could have a material adverse effect on our business and operations.  The gaming industry is highly regulated at the federal and state levels and gaming on tribal land is further regulated by the National Indian Gaming Commission and the Bureau of Indian Affairs. The process of complying with all applicable government and tribal regulations is complex and requires us to expend substantial time and resources. We can not assure you that we will be able to comply on a continuous or timely basis with all applicable regulations, and delays in compliance, or failure to comply, could have a material adverse effect on our business, financial condition, results of operations and our ability to maintain and obtain needed licenses. Changes in existing regulations or the adoption of new regulations at the federal level or in the states in which we operate or pursue new opportunities could delay or prevent our compliance with those regulations. Our failure to comply with applicable laws or regulations, whether federal, state or tribal, could result in, among other things, the termination of management agreements to which we are a party or the suspension of some of our operations, both of which would have a material adverse effect on our business.

We will continue to face legislative and judicial hurdles and adverse legislative and judicial changes.  The legislative and judicial environments related to Indian and non-Indian gaming are dynamic and change rapidly. Any federal, state or tribal action, adverse legislation, or judicial or regulatory ruling that limits gaming or constricts the scope of our gaming operations could have a material adverse effect on the gaming industry or our operations and financial condition. For example, in 2002 we had a profitable consulting arrangement with the Alabama-Coushatta Tribes of Texas that was terminated due to an adverse ruling from federal district court in favor of the State of Texas.

Successful Native American gaming opportunities typically depend upon securing and maintaining Tribal-State gaming compacts which are subject to substantial uncertainty.  The Indian Gaming Regulatory Act of 1988 (“IGRA”) provides the framework for the regulation of Class II and Class III gaming on Indian land.  Before Class III gaming (video games including video slots and video blackjack; table games like blackjack, craps and roulette; and other gaming events like pari-mutuel wagering) may be conducted on Indian land, the IGRA requires that the applicable tribe and host state negotiate a tribal-state compact authorizing gaming on the tribe’s land. Tribal-state compacts specify how Class III gaming is to be conducted and allocates oversight responsibilities between the tribe and the state.  A tribal-state compact is not currently required for Class II gaming.

We believe that the management and operation of Class III casinos generally present significantly greater revenue opportunities than Class II gaming facilities.  However, our ability to enter into Class III casino management agreements is dependent upon states entering into tribal-state compacts that permit Class III gaming. The majority of states have not entered into tribal-state compacts that permit Class III gaming.  We cannot predict with any certainty (a) which additional states, if any, will approve Class III gaming on Indian land; (b) the timing of any such approval; (c) the types of gaming that may be permitted by any tribal-state compact; or (d) whether any state will attempt to renegotiate or take other steps that may adversely affect existing tribal-compacts.

Many states have in the past resisted, and certain states continue to resist, entering into tribal-state compacts. This resistance has, at times, resulted in litigation. Interpretations by federal district courts of the scope of any particular state’s obligations to negotiate a tribal-state compact have varied widely and depend in part on the laws of the particular state in which a tribe is seeking to negotiate a compact. The failure or delay of states to compact with tribes, the repeal or adverse legal interpretation of tribal-state compacts, or the enactment of amendments that limit or affect the types or number of games that can be operated on Indian land under such compacts, could all have a material adverse effect on our business and current and proposed operations.

Our facilities and operations, as well as our key personnel and some of our security holders, are subject to government and tribal background investigations.  Failure to complete these investigations satisfactorily could adversely affect our business and operations. Our facilities and business operations on Indian land are subject to approval, regulation and oversight by, among others, the National Indian Gaming Commission, the Bureau of Indian Affairs, the Secretary of the Interior and various tribal authorities. For example, all management agreements (and extensions or renewals of such agreements) for Class II or Class III gaming facilities on Indian land must be approved by the NIGC and the terms of these management agreements must conform to various NIGC requirements. The NIGC will not approve management agreements for Class II Indian gaming facilities (such as our Oklahoma operations) unless federally conducted background checks of our directors and officers, some of our security holders, and other parties interested in our management agreements have been completed satisfactorily. States entering into tribal-state compacts under which we may manage Class III gaming facilities may have similar (or more stringent) requirements for background checks.

Our non-Indian operations are subject to similar requirements. For example, the State of Colorado currently requires extensive background checks in connection with an application for gaming licenses.  Background checks and related approvals may take many months to complete.  The NIGC may, in its discretion, also conduct background checks with respect to Class III management contracts. Although the NIGC has approved our current management agreement with the Cheyenne and Arapaho tribes of Oklahoma, including the recent extension, as additional Indian and non-Indian opportunities are pursued (or as new directors or management personnel are added), there can be no assurance that the necessary background investigations will be completed satisfactorily. Furthermore, the NIGC continues to adopt procedures that effectively expand the NIGC’s role in the classification of Native American gaming devices and which, if adopted in their present form, could have a material adverse effect upon our operations.

We face risks in connection with obtaining, maintaining and renewing gaming licenses required for the conduct of our business.  The development and management of gaming facilities are subject to extensive licensing requirements and we cannot assure you that we will be able to obtain or maintain all necessary licenses, approvals and other clearances from regulatory authorities having jurisdiction over our gaming facilities.  Although we, and our affiliates, have obtained the governmental licenses, permits and approvals we believe are necessary for the development and continued management of the Oklahoma and Colorado operations, we can not assure you that we will be able to maintain or renew the necessary licenses, approvals and other clearances required for our operations.

All licenses that have been or may be obtained by us, or our affiliates, are subject to various conditions and in many cases will be subject to renewal.  Notwithstanding the fact that we have earned a good reputation at federal, state and tribal levels relative to compliance and licensing ability, there is always the possibility that a failure to comply with gaming regulations or the conditions of any license we hold could have an adverse effect upon our ability to secure, maintain or renew our gaming licenses.  We were recently fined $50,000 by the Colorado Division of Gaming for failure to properly maintain and review statistical data on slot machine performance after receiving a warning letter regarding this deficiency and failing to comply with its recommended action for correction of such deficiency. We entered into a Stipulation and Agreement with the Colorado Limited Gaming Control Commission in which we admitted that we failed to comply with the applicable gaming regulations and agreed to take correction action immediately. As part of these proceedings, James Druck, in his capacity as Manager of the facility in question, without any admission of guilt, has agreed to take such steps as may be required to insure our compliance in this matter and, further, has agreed to pay the sum of $5,000 to the Limited Gaming Fund as reimbursement for expenses incurred by Colorado in this investigation.  It is difficult to predict with any certainty whether, and to what extent, this occurrence may have a material adverse effect on our business or adversely affect our ability and the ability of our key personnel to obtain or retain required licenses in Colorado. In addition, we must disclose this violation to other jurisdictions in which we hold or apply for gaming licenses. It is difficult to predict what impact, if any, that disclosure may have on our licensability in those jurisdictions.

We face special risks related to investments in Indian gaming facilities.  Investment in Indian gaming facilities involves numerous special risks in addition to those usually associated with contractual arrangements or real estate development. Advances made by us to develop, construct and equip Indian gaming facilities will not result in our ownership of, or any security interest in the gaming facilities located on Indian land or in the Indian land itself.  Our ability to build and maintain healthy personal and professional relationships with tribes and their officials is critical to the success and longevity of our current and proposed gaming activities and our ability to successfully obtain, develop, effectuate, retain and renew management or other types of service agreements.  As sovereign nations, tribes establish their own governmental systems under which tribal officials as well as tribal boards, commissions, committees and other bodies are subject to replacement by appointment or election and to policy changes.  Our relationship with a tribe could deteriorate for various reasons, including a change in tribal government or tribal policies.  Deterioration in the relationships between us and individual officials or collective bodies of any tribes with whom we deal could have a material adverse effect on our business and operations.  Similarly, our business relationships with Indian tribes, and revenues generated through service agreements with Indian tribes, could be adversely affected or even eliminated as the result of regulatory or judicial actions taken against the tribe itself, or against a tribe’s leaders or members as individuals. In addition, any investigation of an Indian tribe or tribal member that we work with could lead to an investigation of our relationship with that tribe or tribal member.

We face specific risks and are subject to limitations under our current Oklahoma Agreement.  The duration of the Oklahoma Agreement was recently extended until May 19, 2007, and can be further extended only with the consent of the Cheyenne and Arapaho tribes. We cannot assure that any further extension will be granted.  In addition, the NIGC and the Tribes have the power to unilaterally terminate or void the Oklahoma Agreement under certain circumstances.

We have limited recourse against Indian Tribes. Indian tribes are sovereign nations that are generally immune from legal proceedings commenced in state or federal courts, and congressional policy has mandated the limited liability of Indian tribes. In addition, because regulatory authorities have broad discretion when granting, renewing or revoking licenses, approvals and other clearances related to the development, management or operation of gaming facilities, an Indian tribe that desires to terminate a management contract with a third party management company may simply elect to refuse to renew a tribal gaming license based upon a minor technical default.  As a result, repayment of any funds advanced by us to, or on behalf of, tribes in connection with the development or expansion of a gaming facility, and any additional return from participation in payments made under gaming management agreements, will depend upon (a) our ability to enter into, and obtain requisite regulatory approval with respect to, effective management agreements; (b) the successful development and operation of the gaming facility; and (c) in light of our limited recourse against any tribe for breach of any agreement, the willingness of the tribe to comply with its obligations under the applicable agreement.

For the foregoing reasons, if a tribe were to breach a management agreement with us, our sole recourse to collect amounts owed to us under our agreements with a tribe may be to attach undistributed or future proceeds, if any, from the operation of the tribe’s gaming facilities. If gaming operations fail to develop or, if developed, cease to operate for any reason, our prospects for payment of amounts owed to us are minimal.  Accordingly, if we advance significant funds to tribes for the development, construction and furnishing of gaming facilities, we may not be able to recover those funds.

We face risks related to the nature of the gaming industry, including adverse economic and political conditions and changes in the legislative and land use regulatory climate.  Similar to investment in other entertainment enterprises, adverse changes in general and local economic conditions may adversely impact investments in the gaming industry.  Examples of economic conditions subject to change include, among others, (a) competition in the form of other gaming facilities and entertainment opportunities; (b) changes in regional and local population and disposable income; (c) unanticipated increases in operating costs; (d) restrictive changes in zoning and similar land use laws and regulations, or in health, safety and environmental laws, rules and regulations; (e) risks inherent in owning, financing and developing real estate as part of our casino operations, (f) the inability to secure property and liability insurance to fully protect against all losses, or to obtain such insurance at reasonable costs; (g) seasonality; (h) changes or cancellations in local tourist, recreational or cultural events; and (i) changes in travel patterns or preferences (which may be affected by increases in gasoline prices, changes in airline schedules and fares, strikes, weather patterns or relocation or construction of highways, among other factors).

The success of our current operations and our future growth potential are dependent upon key personnel and will, in the future, be increasingly dependent on our ability to attract and retain additional qualified managers and personnel.  Our success depends to a significant extent upon the efforts and abilities of Chief Executive Officer, James B. Druck, President, Thomas E. Fox, and Chairman of the Board, Jeffrey S. Halpern.  We have entered into employment agreements with these individuals and other employees including Patrick Minchey and George Burkhardt, each of whom has developed relationships and experience in the gaming industry that are integral to our success.  The loss of the services of one or more of these individuals could have a material adverse effect on our business and current and proposed operations.

We will also be required to recruit and retain a significant number of management, administrative and other employees for any of our proposed gaming facilities that may come to fruition.  We anticipate that we will be required to develop and undertake a major training program at each new facility that we may develop or manage.  In addition, with regard to facilities on Indian land, we will generally be required to recruit and give preference to individuals of Native American heritage in order to comply with various tribal employment rights ordinances that have been adopted by most tribes, including the Cheyenne and Arapaho Tribes. While we believe that we will be able to attract and retain a sufficient number of employees to satisfy our current and future requirements, the competition for such employees, particularly at the management level, will increase significantly in the future if the gaming industry expands throughout the United States.  There can be no assurance that we will be able to attract and retain the personnel required to successfully operate our business.

In addition, now that we are conducting our gaming operations as a publicly owned corporation, we are subject to additional regulations under state and federal securities laws such as the Securities Act of 1933, the Securities and Exchange Act of 1934, and the Sarbanes-Oxley Act. Compliance with these laws and regulations will require that we add personnel and recruit independent members for the Board of Directors. All of these directors and some new personnel must complete background investigations before joining our company or performing any services for us. Requiring potential directors and employees to complete these investigations may make it more difficult to recruit qualified candidates and delays in completing background investigations could adversely impact our business and, in the case of director candidates, our ability to comply with Sarbanes-Oxley Act requirements regarding director independence on a timely basis.

The success of our current operations and our future growth potential are dependent upon our relationship with and the performance of certain third parties.  The successful operation of our various proposed gaming facilities will be dependent to a significant extent on the efforts of third parties.  For example, (a) with respect to any facility located on Indian land, we will not own the facility and will be dependent on the performance by a tribe of its obligations under the applicable management agreement; (b) with respect to the harness racing track and card room proposed for Minnesota, the success of that project will depend to a great extent on MTR Gaming’s expertise in managing racing facilities as well as the ability of our financing sources to meet their commitments to us; and (c) finally, with respect to any other project pursued by us, we may need to form partnerships or secure third party funding in order to meet the financial requirements that will likely transcend our own financial resources. The failure of any third party to perform its contractual obligations to us could have a material adverse effect on our business and operations.  In addition, depending upon the structure of any particular joint venture, we may be held responsible for the acts or omissions of our co-venturers.

We face risks related to the diminishing control of our existing management.  Our directors and executive officers currently beneficially own (together with their spouses, on a fully-diluted basis and including shares that may be received in connection with the exercise of outstanding options and warrants) approximately 27% of the outstanding shares of our Common Stock. By virtue of the forgoing, our directors and executive officers will have limited voting influence in connection with the election of our future directors and the control of our business and affairs.

Because our common stock is traded on the OTC Bulletin Board, your ability to sell your shares in the secondary trading market may be limited.  Our common stock currently is traded on the over-the-counter market on the OTC Bulletin Board.  Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company.  As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was quoted on the Nasdaq Stock Market or traded on a national securities exchange, like The New York Stock Exchange or American Stock Exchange.

Because our shares are “penny stocks,” you may have difficulty selling them in the secondary trading market.  Federal regulations under the Securities Exchange Act of 1934 regulate the trading of so-called “penny stocks,” which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues.  Since our common stock currently trades on the OTC Bulletin Board at less than $5.00 per share, our common stock is a “penny stock” and may not be traded unless a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a potential purchaser prior to any trade.

In addition, because our common stock is not listed on Nasdaq or any national securities exchange and currently trades at less than $5.00 per share, trading in our common stock is subject to Rule 15g-9 under the Exchange Act.  Under this rule, broker-dealers must take certain steps prior to selling a “penny stock,” which steps include:

•                  obtaining financial and investment information from the investor;

•                  obtaining a written suitability questionnaire and purchase agreement signed by the investor; and

•                  providing the investor a written identification of the shares being offered and the quantity of the shares.

If these penny stock rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares.  The application of these comprehensive rules will make it more difficult for broker-dealers to sell our common stock and our stockholders, therefore, may have difficulty in selling their shares in the secondary trading market.

In order to insure compliance with gaming regulations, we intend to seek shareholder approval to amend our Articles of Incorporation to place restrictions on ownership of our securities and add other considerations that could have anti-takeover effects.  In the near future, we intend to amend the Articles of Incorporation of Southwest Casino Corporation so that they are similar to the current Articles of Incorporation of Southwest Casino and Hotel Corp. Once amended, our Articles of Incorporation will provide that no person or entity may become one of our 10 largest shareholders, or the beneficial owner of 5% or more of our capital stock, unless such person or entity (a) agrees to provide personal background and financial information to gaming authorities, (b) consents to a background investigation, and (c) responds to questions from gaming authorities.  Whether or not a shareholder is one of our 10 largest shareholders or a 5% shareholder, the amended Articles of Incorporation will provide that we may repurchase, at fair market value, shares held by any person or entity (y) who refuses to provide information requested by us or any gaming authority or (z) whose status as a shareholder, in the judgment of our Board of Directors, may result in the disapproval, modification, loss, non-renewal or non-reinstatement of any management agreement, or any of our licenses, approvals or consents from any gaming authority or any other governmental agency. This planned amendment to our Articles of Incorporation is subject to shareholder approval.

Item 1.  Description of Business.

(a)          Business Development.

Lone Moose.

For information regarding the organization and business development of Lone Moose, see Lone Moose’s annual report on Form 10-KSB for the fiscal year ended March 31, 2004, which was filed with the SEC on June 29, 2004, and is incorporated herein by reference and Lone Moose’s quarterly report on Form 10-QSB for the fiscal quarter ended June 30, 2004, which was filed with the SEC on July 22, 2004, and is incorporated herein by reference.

Lone Moose effected a reverse split of its outstanding common stock on the basis of .6667 share for every one share owned, which became effective as of June 7, 2004.

Lone Moose effected a forward split by dividend of its outstanding common stock on the basis of 7.4672 shares for every one share owned of the outstanding common stock of Lone Moose, which we declared on July 2, 2004 and which became effective on July 13, 2004.

On July 14, 2004, Lone Moose entered into and delivered the Agreement and Plan of Reorganization with certain of its principal shareholders, Southwest Casino and Hotel Corp. and Lone Moose Acquisition Corporation.

On July 22, 2004, Lone Moose completed the closing of its acquisition of Southwest Casino and Hotel Corp. under the terms of the Agreement and Plan of Reorganization whereby Southwest Casino and Hotel Corp. became a wholly-owned subsidiary of Lone Moose.

Upon the closing of its acquisition of Southwest Casino, Lone Moose changed its corporate name to “Southwest Casino Corporation.”

Southwest Casino and Hotel Corp.

We were organized under the laws of the State of Minnesota, in 1992, under the original name “Southwest Casino and Hotel Ventures, Inc.” Initially, we pursued management contracts for gaming facilities with Native American tribes. In 1993, Southwest Casino and Hotel Corp. was the first company approved by the National Indian Gaming Commission as a management contractor in connection with our management contract with the Cheyenne and Arapaho Tribes of Oklahoma for a gaming facility in Concho, Oklahoma. The original term of our agreement with the Cheyenne and Arapaho Tribes was seven years. In 1999 we extended the agreement for an additional three years. In 2001, we amended the agreement to add a second gaming facility in Clinton, Oklahoma. We amended the management agreement again in 2003 to extend our relationship until 2007 and add a third gaming facility in Canton Lake, Oklahoma. We are waiting for approval of that amendment from the National Indian Gaming Commission. Construction of the new facility will start upon obtaining National Indian Gaming Commission approval and the requisite financing.

During 1998 and 1999, we secured three gaming licenses to operate the Gold Rush, Gold Digger’s and Uncle Sam’s casinos in Cripple Creek, Colorado. Cripple Creek is one of three historic mining towns in Colorado permitted to engage in limited stakes ($5.00 limit) gaming. All three properties were either closed or near closing when we acquired them.

In addition to managing Native American gaming facilities and owning and operating our own casinos, we also provide consulting services for gaming operations. In 1999 we entered into an eight month consulting agreement with the Fort Sill Apache Tribe related to their gaming operations in Lawton, Oklahoma. We worked with the Tribe to establish internal controls, train Tribe members in proper operation of the facility and move the project from breakeven financially to significant profitability.

In May 2001, we entered into a consulting agreement with the Alabama-Coushatta Tribe of Texas to assist them in opening a Tribal casino in Livingston, Texas. The operation was profitable for eight months. However, when the facility opened there was dispute between the Tribe and the State of Texas regarding the Tribe’s authority to operate a casino and the types of gaming that were permitted there. The Tribe commenced a Declaratory Judgment Action against the State of Texas seeking to clarify the scope of gaming issue and secured an injunction permitting them to open the enterprise in November of 2001. In June 2002, the Federal District in the State of Texas ruled that the Tribe was not entitled to engage in casino gaming and directed them to close the facility. The facility closed in accordance with the Court’s order in July, 2002. The Tribe continues to seek legislation or other authorization to permit them to reopen.

Gold Rush I, LLC, a wholly-owned subsidiary of Southwest Casino and Hotel Corp., filed a voluntary petition for Chapter 11 protection under the United States Bankruptcy Act as a result of a dispute over rent with the landlord of the Gold Rush and Gold Digger’s Casinos in Cripple Creek, Colorado. Gold Rush I was successful in its litigation against the landlord regarding the rent dispute and emerged from bankruptcy when its reorganization plan, which provided for full payment to all creditors, with interest, was confirmed by the Bankruptcy Court on January 10, 2003.

In 2002 and 2003, we identified two additional opportunities. We entered into a development contract with the city of Rockaway Beach, Missouri to assist them in the development of a downtown redevelopment and riverboat casino. Rockaway Beach is located on the White River. We launched an initiative to amend the Missouri Constitution to enable riverboat gaming on the White River at Rockaway Beach. That initiative went to popular vote in the state on August 3, 2004 and was unsuccessful.

In December 2003, we filed an application with the Minnesota Racing Commission to develop a harness race track, harness race simulcast facility and card room in the northeast quadrant of the Minneapolis-St. Paul, Minnesota metropolitan area. The application is pending.

On July 14, 2004, Southwest Casino and Hotel Corp. entered into and delivered the Agreement and Plan of Reorganization with Lone Moose, certain of its principal shareholders and Lone Moose Acquisition Corporation.  The Southwest Casino and Hotel Corp.’s shareholders also approved the reorganization on July 14, 2004.

On July 22, 2004, Lone Moose Acquisition Corporation completed the closing of its merger with and into Southwest Casino and Hotel Corp. under the terms of the Agreement and Plan of Reorganization whereby Southwest Casino and Hotel Corp. became a wholly-owned subsidiary of Lone Moose.

Upon the closing of its acquisition of Southwest Casino and Hotel Corp., Lone Moose changed its corporate name to “Southwest Casino Corporation.”

(b)          Business of Company.

Principal Products or Services and Markets.

Since its inception, Lone Moose engaged in limited operations primarily related to the provision of adventure tours in the State of Utah. Immediately after closing the reorganization in which Southwest Casino and Hotel Corp. became a wholly-owned subsidiary of Lone Moose, Lone Moose sold substantially all of the assets and liabilities of Lone Moose’s adventure tour business to the founding shareholders of Lone Moose. Southwest Casino Corporation (formerly Lone Moose) does not intend to engage in the adventure tour business.

Southwest develops, owns, operates and manages casinos, gaming facilities and related amenities in various markets across the United States.  Based in Minneapolis, Minnesota, Southwest Casino currently has gaming operations in Oklahoma and Colorado with approximately 190 full and part-time employees.  We also manage 290 employees of the tribal enterprises of the Cheyenne and Arapaho Tribes under our management contract for those facilities. Our growth plans include the diversification and expansion of existing operations, project development and the pursuit of new gaming opportunities.

Southwest owns and operates three gaming facilities in Cripple Creek, Colorado. Cripple Creek is a small, historic mining town near Colorado Springs that is permitted to engage in limited stakes ($5.00 limit) gaming. Nineteen casinos operate currently in Cripple Creek. The combined Gold Rush and Gold Digger’s facilities offer approximately 391 slot machines and a 4-table game area while Uncle Sam’s Casino features approximately 67 slot machines.  We also own and operate the Palladium, an outdoor amphitheater adjacent to the Gold Rush and Gold Digger’s facilities that offers live entertainment and other special events.

Southwest provides management services in connection with two Lucky Star Casino facilities, one located in Concho, Oklahoma and the other located in Clinton, Oklahoma, under the terms of a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma.  We anticipate that a third gaming facility will be developed at Canton Lake, Oklahoma, if and when the requisite federal approval and financing are secured.

In the past, Southwest Casino leased and operated B.B. Cody’s Casino in Deadwood, South Dakota. We successfully negotiated a termination of that lease effective March 10, 2004.  We completed the withdrawal, storage and transfer of our South Dakota equipment, and the other tasks related to the wind down of our South Dakota operations, in April of this year.

In December 2003, we filed an application for licensing with the Minnesota Racing Commission to develop and operate a harness racing track and card room facility on approximately 180 acres of land in Columbus Township, Anoka County, Minnesota.  Assuming we receive all requisite approvals and project financing, we will share the ownership and operation of this project with our 50/50 partner, MTR-Harness, Inc., an affiliate of MTR Gaming Group, Inc., through a jointly owned subsidiary, North Metro Harness Initiative, LLC.  If successfully implemented, this racing facility would offer pari-mutuel wagering on a 5/8-mile track with combined seating for over 2,000 track, restaurant and card room patrons.  In addition, the facility would accommodate simulcast wagering on live harness racing events broadcast into the facility.  As part of this harness initiative, we will seek authority from the Minnesota Racing Commission to operate a card room with approximately 50 gaming tables. Before we can open this card room, we will be required to conduct at least 50 days of live racing at the track.

We have also pursued, through Southwest Missouri Gaming, LLC, a Missouri limited liability company, 30% of which is owned by our wholly-owned subsidiary, SW Missouri, LLC, and 70% of which is owned by Robert E. Low, an opportunity to develop and operate a riverboat gaming facility on the White River in Rockaway Beach, Missouri that required an amendment to the Missouri State Constitution.  On August 3, 2004, an amendment to the Missouri state constitution to legalize riverboat gaming on the White River was defeated.  Along with the City of Rockaway Beach, Missouri and Robert E. Low, we must now evaluate whether to continue to pursue this opportunity.

Distribution Methods of Products or Services.

Not Applicable.

Status of any Publicly Announced New Product or Service.

Through North Metro Harness Initiative, LLC, Southwest and its 50 percent partner MTR-Harness, Inc., an affiliate of MTR Gaming Group, Inc. are pursuing a license for a harness racing track and card room north of the Twin Cities of Minneapolis and St. Paul, Minnesota. The application is pending before the Minnesota Racing

Commission. In addition, we continue to work with the local community, Columbus Township, Minnesota, and several other state and local government agencies to secure all other permits and approvals necessary for construction and operation of the facility. Because the Commission and the other government agencies have considerable discretion in determining whether and when to rule on our various applications and submissions, we do not know when a final determination on our application may be made. Our license application is opposed by groups and individuals opposed to gaming and, due to concerns about competition, by the operators of an existing thoroughbred horse racing and card room facility on the southwest side of the Twin Cities metropolitan area.

On August 3, 2004, voters in the State of Missouri defeated a proposed amendment to the state constitution that would have permitted construction and operation of a riverboat gaming facility on the White River. Approval of this amendment was needed in order to continue development of a riverboat casino in Rockaway Beach, Missouri in which we own a 30 percent interest.  Currently, we are reviewing our options with Robert E. Low, our partner.

Competitive Business Conditions.

The gaming industry, including the development, operation and management of racetracks and other types of facilities, is highly competitive, especially given the rapid rate at which the industry is expanding.  For example, a number of management companies may make proposals to a particular tribe for the development and management of a single Indian gaming facility, and any gaming facilities developed or managed by us will compete with a rapidly expanding number of other gaming facilities of varying quality and size, including gaming facilities that are part of national or regional chains, along with other forms of gaming and entertainment.  Similarly, with respect to projects we are pursuing or may pursue in the future, new competitors could surface at any time and present alternative proposals for consideration. Many competitors have available to them substantially greater financial and personnel resources than us. Competition in the future may also be affected by overbuilding which can adversely affect patronage levels. Given the current regulatory climate and limited number of new gaming opportunities, it is likely that competition in our industry will intensify in the future.

The potential ratification of a recently-negotiated gaming compact that would expand Native American gaming opportunities in Oklahoma has already caused an increase in competition in the Oklahoma gaming market. If this compact is ratified by voters in the November 2004 election, we expect competition in this market, in which we currently manage two facilities and plan to develop a third for the Cheyenne and Arapaho Tribes, to increase even further.

Competitive concerns also drive one of the main sources of opposition to our application for a license for a harness racing track and card room on the northeast side of the Twin Cities of Minneapolis and St. Paul, Minnesota. A thoroughbred racing track and card room facility on the southwest side of the Twin Cities metropolitan area actively opposes our application on the grounds that competition from our facility would adversely affect their business. Under Minnesota law, the Minnesota Racing Commission must determine that our proposed harness racing track will not create a competitive situation that will adversely affect the horse racing industry or the public interest.

For more information regarding the competitive environment in which we operate, please see the Risk Factors section in this Current Report on Form 8-K.

Sources and Availability of Raw Materials.

Not Applicable.

Dependence on One or a Few Major Customers.

Our current gaming activities are concentrated in our Oklahoma and Colorado operations. The loss of any of these opportunities or constriction in the scope of gaming permitted in these facilities, or of the types of gaming permitted at these facilities, would have a material adverse effect on our business.

We generate a significant portion of our revenue through our management agreement with the Cheyenne and Arapahoe tribes of Oklahoma for the Lucky Star casinos in Concho, Oklahoma and Clinton, Oklahoma. Our current management agreement runs through May 20, 2007.  The loss of this contract and the management fees we receive under it would have a material adverse effect on our financial condition. A copy of the management agreement, as amended, is attached to this Current Report on Form 8-K. See Exhibits 10.5 to 10.9 to this Current Report.

Patents, Trademarks, Licenses, Franchises and Concessions, Royalty Agreements and Labor Contracts.

Southwest owns a federally-registered trademark in the name “Lucky Star” for its gaming-related businesses.

Need for Governmental Approvals of Principal Services.

In addition to the aforementioned securities regulations, the gaming industry is highly regulated at the federal and state levels and gaming on tribal land is further regulated by the National Indian Gaming Commission and the Bureau of Indian Affairs. Southwest must maintain the gaming licenses applicable to each of its facilities in order to continue its current business and, in most instances, must obtain new or amended gaming licenses in connection with any expansion of its current operations or development of new gaming facilities. At this time, we have a management contract with the Cheyenne and Arapaho Tribes of Oklahoma that has been approved by the National Indian Gaming Commission. Any modification of this contract, any addition of must be approved by the NIGC. In addition, we hold licenses issued by Colorado for our Gold Rush, Gold Digger’s and Uncle Sam’s casinos in Cripple Creek. In connection with and these licenses, the Colorado Division of Gaming, like the NIGC, must approve any addition of a director, officer or five percent or greater shareholder. In addition, any affiliate of ours, such as the joint venturers we have worked with in pursuit of some of our new gaming opportunities, becomes subject to review by, and the rules and regulations of, any jurisdiction in which we are licensed, and we become subject to review by and the rules of jurisdictions in which they hold licenses.

We have been fined for failure to comply with Colorado gaming regulations related to maintenance and review of statistical information regarding slot machine performance and have entered into an agreement under which we agreed to bring our practices into compliance. Failure to do so could lead to suspension or revocation of our license. See the risk factor regarding risks we face in connection with obtaining, maintaining and renewing our gaming licenses in the Risk Factors section of this Current Report.

Through North Metro Harness Initiative, LLC, Southwest and its 50 percent partner MTR-Harness, Inc., an affiliate of MTR Gaming Group, Inc. are pursuing a license for a harness racing track and card room north of the Twin Cities of Minneapolis and St. Paul, Minnesota. The application is pending before the Minnesota Racing Commission. In addition, we continue to work with several other state and local government agencies to secure all other permits and approvals necessary for construction and operation of the facility.

Effect of Existing or Probable Governmental Regulations on Business

We are also subject to certain aspects of the Sarbanes-Oxley Act.  This Act creates a strong and independent accounting oversight board to oversee the conduct of auditors of public companies and strengthens auditor independence.  It also requires steps to enhance the direct responsibility of senior members of management for financial reporting and for the quality of financial disclosures made by public companies; establishes clear statutory rules to limit, and to expose to public view, possible conflicts of interest affecting securities analysts; creates guidelines for audit committee members’ appointment, compensation and oversight of the work of public companies’ auditors; prohibits certain insider trading during pension fund blackout periods; and establishes a federal crime of securities fraud, among other provisions.

The process of complying with all applicable state and federal governmental and tribal regulations is lengthy and has required and will continue to require the expenditure of substantial time and resources.  There can be no assurance that we will be able to comply on a continuous or timely basis with all applicable regulations, and delays in compliance, or failure to comply, could have a material adverse effect on our business, financial condition, results of operations and continuing licensability.  Changes in existing regulations or the adoption of new regulations at the federal level or in the states in which we currently operate or are pursuing new opportunities could delay or prevent our compliance with such regulations.  Our failure to comply with applicable laws or regulations, whether federal, state or tribal, could result in, among other things, the termination of certain management agreements to which we are a party, or the suspension of certain operations, both of which would have a material adverse effect on our business.

Number of Employees.

We currently employ 190 employees and we manage another 290 employees of the Cheyenne and Arapaho Tribes of Oklahoma under our management agreement with the Tribes.

Item 2.  Management’s Discussion and Analysis or Plan of Operation.

Overview

The principal business of Southwest Casino Corporation is the management, operation and development of gaming operations in emerging and established gaming jurisdictions.  Currently, Southwest Casino Corporation, through wholly owned subsidiaries, operates three casinos in Cripple Creek, Colorado — Gold Rush, Gold Digger’s and Uncle Sam’s, and manages two Native American gaming operations in Oklahoma for the Cheyenne and Arapaho Tribes of Oklahoma (the Tribes) - Lucky Star Concho and Lucky Star Clinton. An amendment to our management contract with the Tribes to develop and manage a third site at Canton Lake has been ratified by the Tribes, and is at the National Indian Gaming Commission for approval.

Southwest Casino Corporation has also been actively pursuing two other gaming opportunities, a riverboat in Rockaway Beach Missouri (“Rockaway Beach”) and a harness racetrack and card room in Minnesota (the “Harness Initiative”).

Southwest Casino Corporation is continually evaluating other management, consulting, development and acquisition opportunities related to gaming that have the potential to generate new revenue streams.

Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Southwest Casino and Hotel Corp., a wholly owned subsidiary of Southwest Casino Corporation, as well as its wholly-owned operating subsidiaries. All material inter-company transactions and balances have been eliminated in consolidation.

Basis of Accounting

The consolidated financial statements of Southwest Casino and Hotel Corp. are prepared using the accrual basis of accounting whereby revenues are recognized when earned and expenses are recognized when incurred. This basis of accounting conforms to generally accepted accounting principles in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

Southwest Casino Corporation considers all highly liquid debt instruments purchased with a maturity of three months or less when purchased to be cash equivalents.

Revenue recognition

Casino revenue is the net win from gaming activities, which is the difference between gaming wins and losses.

Revenue from food, beverage and hotel operations is recorded upon delivery of goods or services, and excludes promotional allowances.

Revenue from management and consulting contracts with outside parties is recognized when earned in accordance with the terms of the agreements. Consideration given in exchange for entering into long-term contracts is amortized over the life of the contract as exemplified by the acquisition of real estate related to Native American gaming management agreements.

Inventories

Inventories consist principally of food and beverage products and gift shop merchandise. Inventories are carried at cost, determined under the first-in, first-out (FIFO) method.

Concentrations of Credit Risk

Southwest Casino Corporation’s cash balances maintained in bank depositories periodically exceed federally insured limits.

Advertising Costs

Southwest Casino Corporation expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2003 and 2002 was approximately $602,000 and $467,000, respectively.

Employee Benefit Plan

Southwest Casino Corporation has established a defined contribution profit sharing plan for its eligible employees. To be eligible, an employee must be 21 years of age and have completed one year of service. Contributions to the plan are made at the discretion of management, based on results of operations from year to year. No discretionary contributions were made during 2003 or 2002.

Southwest Casino Corporation has adopted a 401(k) retirement plan. The plan provides for employee pre-tax salary deferrals of up to 10% of a participant’s compensation (not to exceed federal limits) and a matching contribution by Southwest Casino Corporation — dollar for dollar up to 3% and thereafter, at fifty cents per dollar up to a maximum of 5% of the participant’s compensation. Employees are eligible for the plan if they have completed one year of service, as defined in the plan, and have attained the age of 21. A participant is fully-vested after one year of service, as defined in the plan. Southwest Casino Corporation’s matching contributions for the years ended December 31, 2003 and 2002 were $55,235 and $60,232, respectively.

Property and Equipment

Real estate options include costs related to option agreements for the purchase land. As of December 31, 2003, the costs related to Harness Initiative were $135,933 and those related to Rockaway Beach were $27,038.

Construction in progress consists of amounts incurred for the architectural, engineering and other construction planning costs that meet capitalization criteria. As of December 31, 2003, construction in progress consisted of architectural, zoning, engineering and construction permit application costs of $293,006 for the Harness Initiative and $82,493 for Rockaway Beach.

Property and equipment are recorded at cost. Depreciation on property and equipment is calculated using the straight-line method over their estimated useful lives, which ranges from 3 to 10 years. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the income statement.

Repair and maintenance charges, which do not increase the useful lives of the assets, are charged to expense as incurred. Depreciation expense was $1,189,053 and $938,533 for the years ended December 31, 2003 and 2002, respectively.

Leaseholds attributable to the lease discussed in Note 11 have been capitalized in accordance with generally accepted accounting principles and are being amortized over 20 years using the straight-line method.

Amortization expense for these leaseholds was $618,936 for each of the years ended December 31, 2003 and 2002.

Long-lived assets to be held and used are tested for recoverability whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. Certain long-lived assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell.

Income taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Pre-opening costs

Certain costs incurred in connection with the development and opening of a casino have been charged to expense as incurred.

Organization and start-up costs

Organization and start-up costs are expensed as incurred. Organization costs consist of amounts related to the formation of a company. Start-up costs consist of amounts incurred during the development stage related to the operation, management and development of a company, which do not qualify as a capitalized cost. For federal and state income tax purposes, Southwest Casino Corporation plans to elect to capitalize and amortize start-up costs pursuant to Internal Revenue Code  Section 195 (B).

Stock based compensation

Southwest Casino Corporation uses the intrinsic value method of accounting for compensation costs for stock based awards. Under the intrinsic value method, the fair value of the shares less the amount the employee is required to pay for the shares is recorded as compensation expense over the applicable period of service related to the award.

Operating segments

Southwest Casino Corporation has segregated its activities into three operating segments based on operating and management characteristics related to its sources of revenue or basis for accumulating assets or expenses. The segments are defined as casino operations, casino management for unrelated parties, and casino development activities. Separate operations are aggregated based on the above general segment descriptions.

Results of operations

Year Ended December 31, 2003 compared to year ended December 31,2002.

Revenues:

Casino Revenues were $15,431,567 for 2003 compared to $13,399,298 for 2002, an increase of 15%.  This increase was due primarily to the addition of slot machines, reorganization of the slot floor at Gold Digger’s and our continued emphasis on customer service and incentive program.

Management and Consulting Revenues were $3,235,815 for 2003 and $6,714,619 for 2002.  The decrease in revenue was due primarily to the discontinuation of gaming operations at the Alabama-Coushatta Tribe of Texas due to a Federal court order which removed an injunction allowing the Tribe to conduct gaming operations, with a portion of such decrease attributable to a reduction in the management fee percentage paid by the Tribes.

Food and Beverage Operations:

Revenues were $503,632 in 2003 and $463,527 in 2002, an increase of 9%.  Costs and expenses were $1,435,333 in 2003 and $1,466,776 in 2002, a decrease of 2%.  The increase in revenues and the decrease in costs of revenues in the Food and Beverage Department were the result of improved menu engineering and effective controls on food and labor expenses.

Costs and Expenses:

Casino expenses were $11,758,754 for 2003 and $9,670,011 for 2002, an increase of 22%.  This increase was attributable primarily to an increase in payroll costs of $605,197, an increase in marketing costs and customer incentives of $634,595, and an increase in gaming taxes of $200,972.  Other expense categories also increased as a result of the increased revenues.

Project development costs were $1,551,422 in 2003 and $187,585 in 2002.  The project expense breakdown for 2003 is $467,407 for pre-development expenses associated with the Harness Initiative and $1,084,015 associated with Rockaway Beach. It is likely that pre-development costs will continue to be significant as Southwest Casino Corporation continues to pursue new gaming opportunities.  Since the vote on the Missouri initiative failed, we are currently considering whether or not to continue pursuing this project.

Other Income and Expenses:

In March of 2002, Southwest Casino and Hotel Corp. sold land in Texas which was acquired in 1996 and realized a gain of $296,710.

In September of 2002, Southwest Casino and Hotel Corp. received proceeds of $120,298 from the liquidation of real estate held by a California joint venture.

Federal and State Income Taxes:

Income tax benefits were $224,847 for 2003 and $572,000 in 2002.  The effective tax rates for 2003 were 34% Federal and 4.4% State, less the effect of realization of deferred tax liability related to net operating losses of 26.4%.  The effective tax rates for 2002 were 34% Federal and 4.4% State, less the effect of realization of deferred tax liability related to net operating losses of 53.4%.  As of December 31, 2003 Southwest Casino and Hotel Corp. had Federal and State net operating loss carry-forwards of approximately $5,000,000.  These operating losses expire between 2015 and 2023.  These operating losses may also be subject to limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of Southwest Casino and Hotel Corp.

Liquidity and Capital Resources

We had cash and cash equivalents of $728,290 at December 31, 2003 and $1,548,811 at December 31, 2002, a decrease of $820,521.  This decrease was attributable to a decrease in net income from operations and an increase in expenditures on new gaming initiatives that we pursued in 2003.

Operating Cash Flow

We had cash flow from operating activities of $945,556 in 2003 and $4,832,217 in 2002.  This decrease was primarily due to the termination of our Consulting Agreement with the Alabama-Coushatta Tribe of Texas.

Investing Activities

Cash used in investing activities decreased to $616,487 in 2003 compared to $2,396,927 in 2002 primarily due to a decrease in available funds in 2003.

Financing Activities

We paid debt in 2003 of $1,149,590 compared to debt retirement of $1,911,845 in 2002.  The reduction in debt retirement was due primarily to a reduction in our obligations under our long-term lease for the Gold Rush and Gold Digger’s casinos.

Current Financing

In November 2002, we secured a bank line of credit for $450,000.  These funds have been used to support the Harness Initiative and Rockaway Beach.  In addition, in December 2003 we secured a three-year lease for $1,144,500 to finance our player tracking system. On June 29, 2004, we sold $2,632,000 of convertible notes.  These notes converted to equity upon completion of our reorganization on July 22, 2004.

Future Requirements

We will continue to require additional funding to pay for costs associated with expansion of our existing projects, costs related to Rockaway Beach and the Harness Initiative, and expenses associated with our pursuit of future gaming projects. We intend to look at available equity and debt markets to secure these funds.

Discontinued Operations

In 2003, Southwest Casino and Hotel Corp. made the decision to discontinue the operation of B B Cody’s Casino in Deadwood, South Dakota.  As a result, the loss from operations, combined with the loss from the write-off of leasehold improvements, was $978,375 for 2003 and $688,092 for 2002.  This property was opened in July of 2000 and sustained losses in every year of operation.  The actual date operations were terminated was February 29, 2004.  Additional closing costs, primarily payroll expenses of $253,399, will be incurred in 2004.

Subsequent Events

Subsequent to December 31, 2003, Southwest Casino Corporation entered into a purchase agreement to sell 50% of its ownership in the Harness Initiative.  The agreement requires Southwest Casino Corporation to contribute $2.5 million for its 50% interest and the buyer to contribute $7.5 million for its 50% interest in the Harness Initiative at such time, if ever, as the Minnesota Racing Commission approves the license application originally submitted in December of 2003.  Until the license is granted, the costs of the license application process will be born by Southwest Casino Corporation.

Southwest Casino Corporation also entered into an agreement with a third party to contribute 70% of the costs related to the pursuit of the Rockaway Beach project in Missouri.  This initiative was defeated at a primary election held August 3, 2004.  As a result of the unsuccessful referendum to amend the Missouri Constitution on August 3, 2004, Southwest Casino Corporation is evaluating its options.

Although disappointed with the results of the election, Southwest Casino Corporation believes that its continued growth depends upon pursuing gaming initiatives such as the riverboat in Missouri and the harness track in Minnesota.  Until Southwest Casino Corporation’s revenue base expands, the pursuit of such opportunities could have a material adverse effect upon the net income of Southwest Casino Corporation.

Item 3.  Description of Property.

Southwest Casino and Hotel Corp. owns leases or manages the following real property:

•                  Gold Rush I, LLC, a wholly owned subsidiary of Southwest Casino and Hotel Corp., operates the Gold Rush Casino with 303 slot machines, 4 table games, a bar/restaurant and 13 hotel rooms.  Gold Digger’s Casino has 87 slot machines and a bar.  These properties are physically connected, but operate under separate Colorado gaming licenses.  The buildings and related parking lots are leased under a 20-year lease from Mark and Annesse Brockley, Cripple Creek Development Corporation and Blue Building Corporation.

•                  Uncle Sam’s Casino operates 67 slot machines and a bar.  The building is leased under a 5-year lease from Lois Woods.

•                  Southwest Entertainment, Inc., a wholly owned subsidiary of Southwest Casino and Hotel Corp. operates the Gold Rush Palladium, an outdoor music amphitheatre with 1200 seats.  The property is leased from Mark and Annesse Brockley, Cripple Creek Development Corporation and Blue Building Corporation.

•                  Lucky Star Casino Concho and Lucky Star Clinton are enterprises of the Cheyenne and Arapaho Tribes of Oklahoma, which operate 1050 electronic bingo and pull tab machines, a 500-seat bingo hall and a restaurant and snack bar.  These properties are managed under a NIGC-approved management agreement which terminates in May 2007.

•                  Southwest Casino Corporation leases office space at 2001 Killibrew Drive, Suite 306 in Minneapolis, Minnesota for its corporate offices. We are in the process of negotiate a new lease for expanded option space.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information known to us with respect to the beneficial ownership of each class of our capital stock as of July 31, 2004 for (1) each person known by us to beneficially own more than 5% of any class of our voting securities, (2) each of the executive officers named in the Summary Compensation Table under the heading “Executive Compensation and Other Benefits,” (3) each of our directors and (4) all of our executive officers and directors as a group.

Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has sole or shared power to vote or to direct the voting of such shares or sole or shared power to dispose or direct the disposition of such shares.  Except as otherwise indicated, we believe that each of the beneficial owners of our capital stock listed below, based on information provided by these owners, has sole dispositive and voting power with respect to its shares, subject to community property laws where applicable.  Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

	Common Stock
Name	Number		Percent
James B. Druck (1)	1,729,166	(2)	8.9%
Thomas E. Fox (1)	1,701,954	(3)	8.8%
Jeffrey S. Halpern (1)	1,719,166	(4)	8.9%
Brian L. Foster (5)	250,000	(6)	1.3%
All executive officers and directors as a group (4 persons)	5,400,286	(7)	27.2%

* less than 1%.

(1)               Address:  2001 Killebrew Drive, Suite 306, Minneapolis, Minnesota 55425.

(2)               Includes 116,666 shares of common stock issuable upon exercise of an option.

(3)               Includes:  (i) 22,788 shares held by F&B Properties, a partnership in which Mr. Fox is a 50% general partner and (ii) 116,666 shares of common stock issuable upon exercise of an option.

(4)               Includes:  (i) 40,000 shares held by Mr. Halpern’s wife and (ii) 116,666 shares of common stock issuable upon exercise of an option.

(5)               Address:  7777 North Highway 81, Poncho, Oklahoma 73022.

(6)               Consists 250,000 shares of our common stock issuable upon exercise of an option.

(7)               Includes: (i) an aggregate of 599,998 shares issuable upon exercise of options, (ii) 40,000 shares held by a director’s spouse and (iii) 22,788 shares held by a partnership to which a director is a general partner.

Item 5.  Directors, Executive Officers, Promoters and Control Persons.

Identity of Directors, Executive Officers and Key Employees.

Currently, all of the members of the Board of Directors are also executive officers of Southwest Casino Corporation and thus do not qualify as “independent.” We are in the process of expanding the Board of Directors and recruiting qualified, independent directors who will, once elected, make up a majority of the Board of Directors. We intend to complete this process as quickly as a practicable.  The following table sets forth certain information concerning our newly designated directors, executive officers and key employees.

Name	Age	Title

James B. Druck	62	Chief Executive Officer, Secretary and Director

Jeffrey S. Halpern	61	Chairman of the Board

Thomas E. Fox	56	President, Chief Operating Officer, Chief Financial Officer and Director

Brian L. Foster	35	Vice President, Native American Operations

Directors are elected by our shareholders to serve until the next annual meeting of our shareholders or until their successors have been elected and have duly qualified.  The Board of Directors are not paid any separate compensation for their service as directors.  Officers are appointed to serve until the annual meeting of the Board of Directors following the next annual meeting of our stockholders and until their successors have been elected and have qualified.  Information regarding the business experience of our executive officers and directors is set forth below.

James B. Druck.  Mr. Druck joined the Board of Directors on July 22, 2004 in connection with the closing of a reorganization in which Southwest Casino and Hotel Corp. became a wholly-owned subsidiary of Southwest Casino Corporation (formerly Lone Moose Adventures). Mr. Druck has been a director of Southwest Casino and Hotel Corp. since its inception.  He served as President of Southwest Casino and Hotel Corp. from October 1992 until June 2004, and now currently serves as Chief Executive Officer and Secretary of Southwest Casino and Hotel Corp. Mr. Druck was also appointed the Chief Executive Officer and Secretary of Southwest Casino Corporation on July 22, 2004. From 1967 until April 1993 Mr. Druck was an attorney in private practice in Minneapolis, Minnesota.  His practice focused primarily in the areas of real estate development and finance.

Jeffrey S. Halpern.  Mr. Halpern was elected Chairman of the Board of Directors on July 22, 2004 in connection with the closing of a reorganization in which Southwest Casino and Hotel Corp. became a wholly-owned subsidiary of Southwest Casino Corporation (formerly Lone Moose Adventures). Mr. Halpern has been a director of Southwest Casino and Hotel Corp. since its inception in 1992.  He served as Chairman of the Board and Chief Executive Officer of Southwest Casino and Hotel Corp. from October 1992 until June 2004, and currently serves in the position of Chairman of the Board and Assistant Secretary. Mr. Halpern was also appointed as Chairman of the Board and Assistant Secretary of Southwest on July 22, 2004. From 1967 until July 1993 Mr. Halpern was an attorney in private practice in Minneapolis, Minnesota. His practice focused primarily in the areas of corporate finance and securities.

Thomas E. Fox.  Mr. Fox was elected to the Southwest Casino Corporation Board of Directors on July 22, 2004 in connection with the closing of a reorganization in which Southwest Casino and Hotel Corp. became a wholly-owned subsidiary of Southwest Casino Corporation (formerly Lone Moose Adventures). Mr. Fox has been a Certified Public Accountant since November 1969.  He began his career with Arthur Andersen & Co. in June 1969, and was promoted to tax manager in June 1973.  In September 1976, Mr. Fox co-founded the accounting firm of Berc & Fox, Limited.  He joined Southwest Casino and Hotel Corp. as Chief Financial Officer in November 1993 and was appointed to the Board of Directors of Southwest Casino and Hotel Corp. in January 2000.  Mr. Fox continues to serve as a director and Chief Financial Officer of the Southwest Casino and Hotel Corp., and was elected to the offices of President, Chief Operating Officer and Treasurer in June 2004. On July 22, 2004, Mr. Fox assumed those same positions with Southwest Casino Corporation.

Brian L. Foster. Brian Foster is our Vice President of Native American Operations and manages our Native American gaming operations in Oklahoma. In addition to these titles, Mr. Foster has been the General Manager of the Lucky Star Casino, an enterprise of the Cheyenne and Arapaho Tribes of Oklahoma, since 1995 and our Vice President of Bingo Operations since 1998. Mr. Foster is the Chairman of the Oklahoma Indian Gaming Association and served as that organization’s Vice Chairman in 2000 and 2001.

Key Employees

Patrick B. Minchey. Patrick Minchey joined Southwest Casino and Hotel Corp. as our Director of Casino Operations in January of 2002. Mr. Minchey has more than 20 years of experience in upper-level management and is a specialist in gaming operations. Prior to joining Southwest Casino and Hotel Corp, Mr. Minchey owned and operated North American Gaming Ventures, LLC, a casino management company and Minchey Gaming, LLC, a consulting firm he began in November of 2000, with clients in the gaming industry that included Southwest Casino and Hotel Corp. From March 2000 to October 2000, Mr. Minchey was the Chief Operating Officer of Cascade Entertainment Group, LLC where he was responsible for designing and implementing two Native American gaming casinos. From June 1999 to January 2000 Mr. Minchey was a consultant to First Nation Gaming and from March 1992 to January 1999, he served as Executive Vice President and Chief of Casino Operations for Grand Casinos, Inc.

George P. Burkhardt. George Burkhardt serves as our Director of Food and Beverage Operations and has more than 25 years of experience designing and managing food and beverage operations. Mr. Burkhardt works for us on an approximately 80 percent of full-time basis while continuing to own and operate Burkhardt Associates, LLC—a consulting firm that focuses on food and beverage facility design & development. From 1998 to 2001, Mr. Burkhardt was Executive Vice President of Food and Beverage for Park Place Entertainment (successor to Grand Casinos, Inc.) where he was responsible for food and beverage operations for seven casinos in the Mid-South Region. From 1994 to 1998, Mr. Burkhardt was the Executive Vice President of Food and Beverage for Grand Casinos, Inc.

Family Relationships.

No family relationships exist among our directors and executive officers.

Legal Proceedings.

To the knowledge of our management and during the past five (5) years, no present or former director, person nominated to become a director, executive officer, promoter or control person of our company, except as disclosed below:

•                  Was a general partner or executive officer of any business by or against which any bankruptcy petition was filed, whether at the time of such filing or two years prior thereto;

•                  Was convicted in a criminal proceeding or named the subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

•                  Was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

•                  Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

•                  Engaging in any type of business practice; or

•                  Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

•                  Was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity;

•                  Was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended, or vacated; or

•                  Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

We are involved in other various claims, legal actions and other complaints arising in the ordinary course of business.  In the opinion of management, any losses that may occur from these other matters are adequately covered by insurance or are provided for in our financial statements and the ultimate outcome of these other matters will not have a material effect on our financial position or results of operations.

Prior Bankruptcy Proceeding of Subsidiary

James B. Druck, Jeffrey S. Halpern and Thomas E. Fox are Managing Members of Gold Rush I, LLC, a Colorado limited liability company and a wholly-owned subsidiary of Southwest Casino and Hotel Corp.  In August 2001, Cripple Creek Development Corp., a Colorado corporation, Blue Building Development, Inc., a Wyoming corporation, Mark Brockley, an individual and Annesse Brockley, an individual (“Plaintiffs”) initiated a lawsuit against Gold Rush I, LLC, and Southwest Casino and Hotel Corp. (“Defendants”) in District Court, Teller County, Colorado (01-CV-156).  Plaintiffs alleged that defendants failed to pay certain obligations to plaintiffs under the terms of their Lease Agreement and breach of contract.  The lease included a provision by which the maximum monthly amount required to be paid to Mr. Brockley’s creditors was capped.  In the early years of the operation, Mr. Brockley’s obligations far exceeded the cap and Southwest paid all bills as they came due. Pursuant to the Lease, Southwest set off against current rent the amount of the excess payments.  Mr. Brockley sought by the litigation to evict Gold Rush I from the premises on the basis of a claimed default in Gold Rush I’s payment of amounts said to be owed under the Lease.  Gold Rush I responded by denying the existence of any such default.

An evidentiary hearing on Mr. Brockley’s eviction claim began in the Colorado District Court on August 22, 2001.  Because the hearing could not be completed that day, it was continued to August 31, 2001.  Before the hearing was reconvened, Gold Rush I filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court for the District of Minnesota (Case No. 01-33755) to ensure that we did not lose the right to possession of the premises while the underlying claims were litigated.  After considering several motions, the Bankruptcy Court directed that the Colorado Court determine (1) whether Gold Rush I was in default under the terms and conditions of the lease, and if so, the nature and amounts of the defaults; and (2) whether Gold Rush I made payments in excess of the caps provided in the lease, and the amounts, if any, paid in excess of the caps.  The Colorado District Court conducted a hearing on these three issues on October 5, 2001.  On October 15, 2001, the Colorado District Court entered an Order in which it found (a) that Gold Rush I was not in default under the lease, (b) that Gold Rush I had made payments excess of the monthly caps provided in the lease (which overpayments the court subsequently quantified at $554,362.09), and (c) that Gold Rush I was entitled to offset the overpayments against rent and other payments due under the terms of the lease.  Gold Rush I was successful in its litigation against the landlord regarding the rent dispute and emerged from bankruptcy when its reorganization plan, which provided for full payment to all creditors, with interest, was confirmed by the Bankruptcy Court on January 10, 2003.

Mr. Brockley appealed the Colorado District Court’s Order to the Colorado Court of Appeals, which dismissed the appeal on May 21, 2002.

Colorado Regulatory Proceeding

Southwest Casino and Hotel Corp. was recently fined $50,000 by the Colorado Division of Gaming for failure to properly maintain and review statistical data on slot machine performance after receiving a warning letter regarding such deficiency and failing to comply with its agreement to correct such deficiency. Southwest Casino and Hotel Corp. has paid the full amount of the fine.  As part of these proceedings, James Druck, in his capacity as manager of the facility in question, without any admission of guilt, has agreed to take such steps as may be required to ensure Southwest Casino and Hotel Corp.’s compliance in this matter and, further, has agreed to pay the sum of $5,000 to the Limited Gaming Fund as reimbursement for expenses incurred by Colorado in this investigation.

The Board of Directors is in the process of setting up an Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee.  Once the Board of Directors has appointed members to these committees, each board committee will review membership criteria and prepare committee charters pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission.  The Board of Directors is also planning to review, adopt and implement an ethics policy, a disclosure controls policy and internal controls for financial reporting policy.

Item 6.  Executive Compensation and Other Benefits

Summary of Cash and Other Compensation

The following table provides summary information concerning cash and non-cash compensation paid to or earned by our Chief Executive Officer and our executive officers who received or earned cash and non-cash salary and bonus of more than $100,000 during the Southwest Casino and Hotel Corp. fiscal year ended December 31, 2003.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation Securities Underlying	All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)	Options (#)	Compensation ($)

James B. Druck Chief Executive Officer and Secretary	2003	$220,000		$108,490	0	$32,424	(1)
Thomas E. Fox President, Chief Operating Officer and Chief Financial Officer	2003	$220,000		$94,936	0	$49,887	(1)
Jeffrey S. Halpern Chairman of the Board	2003	$120,000		$54,120	0	$41,960	(1)
Brian L. Foster Vice President	2003	$0	(2)	$113,411	250,000	$17,189	(3)

__________________________

(1)           Consists of company paid medical, dental, life and disability insurance, 401k matching funds, and a car allowance.

(2)          Mr. Foster manages the two gaming facilities owned by the Cheyenne and Arapaho Tribes of Oklahoma. Mr. Foster also receives compensation, include a salary, directly from the Cheyenne and Arapaho Tribes of Oklahoma tribal enterprises.

(3)          Consists of company paid medical, dental, life and disability insurance, and 401k matching funds.

Option Grants in Last Fiscal Year

The following table summarizes option grants during the Southwest Casino and Hotel Corp. fiscal year ended December 31, 2003 to or by each of the executive officers named in the above Summary Compensation Table.

	Individual Grants (1)
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($ Per Share)(2)	Expiration Date
James B. Druck (1)	0	0	na	na
Thomas E. Fox (2)	0	0	na	na
Jeffrey S. Halpern (3)	0	0	na	na
Brian L. Foster	0	0	na	na

(1)          Excludes a non-qualified, non-plan option to acquire 300,000 shares of Southwest Casino Corporation common stock issued in connection with Mr. Druck’s employment agreement dated effective July 1, 2004.  This option is currently exercisable as to 116,666 shares at a price of $1.00 per share.

(2)          Excludes a non-qualified, non-plan option to acquire 300,000 shares of Southwest Casino Corporation common stock issued in connection with Mr. Fox’s employment agreement dated effective July 1, 2004.  This option is currently exercisable as to 116,666 shares at a price of $1.00 per share.

(3)          Excludes a non-qualified, non-plan option to acquire 300,000 shares of Southwest Casino Corporation common stock issued in connection with Mr. Halpern’s employment agreement dated effective July 1, 2004.  This option is currently exercisable as to 116,666 shares at a price of $1.00 per share.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table summarizes the number and value of options held by each of the executive officers named in the above Summary Compensation Table at December 31, 2003, the end of Southwest Casino and Hotel Corp.’s 2003 fiscal year.  None of these executive officers exercised any stock options between January 1, 2003 and July 31, 2004.

	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003 (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
James B. Druck (1)	0	0	0	0
Thomas E. Fox (2)	0	0	0	0
Jeffrey S. Halpern (3)	0	0	0	0
Brian L. Foster (4)	250,000	0	0	0

(1)          Excludes a non-qualified, non-plan option to acquire 300,000 shares of Southwest Casino Corporation common stock issued in connection with Mr. Druck’s employment agreement dated effective July 1, 2004.  This option is currently exercisable as to 116,666 shares at a price of $1.00 per share.

(2)          Excludes a non-qualified, non-plan option to acquire 300,000 shares of Southwest Casino Corporation common stock issued in connection with Mr. Fox’s employment agreement dated effective July 1, 2004.  This option is currently exercisable as to 116,666 shares at a price of $1.00 per share.

(3)          Excludes a non-qualified, non-plan option to acquire 300,000 shares of Southwest Casino Corporation common stock issued in connection with Mr. Halpern’s employment agreement dated effective July 1, 2004.  This option is currently exercisable as to 116,666 shares at a price of $1.00 per share.

(4)          Includes a warrant to purchase 250,000 shares at an exercise price of $0.12 per share.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes outstanding options under the Southwest Casino’s 2004 Stock Incentive Plan as of July 31, 2004.  Options granted in the future under the plan are within the discretion of our Compensation Committee and therefore cannot be ascertained at this time.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	50,000	$1.00	1,450,000

Equity compensation plans not approved by security holders	1,175,000	$0.14	0
Total	1,225,000	$0.18	1,450,000

Our only equity compensation plan under which shares of our common stock may be issued is the 2004 Stock Incentive Plan that was maintained by Southwest Casino and Hotel Corp. before the consummation of the reorganization and was assumed by Southwest Casino Corporation under the terms and at the time of consummation of the reorganization contemplated in the Reorganization Agreement. The 2004 Stock Incentive Plan was approved by the Southwest Casino and Hotel Corp. shareholders at a special meeting on July 14, 2004.  We do not have any other equity compensation plans.

Employment Agreements

Druck Employment Agreement

In July 2004, we entered into an employment agreement with James B. Druck under which Mr. Druck serves as the Chairman of the Board of Directors and Assistant Secretary. The initial term of this agreement continues until July 1, 2006, after which the term renews automatically for additional one-year periods unless terminated earlier by either party. Under this agreement, Mr. Druck receives a base salary of $220,000 per year, an automobile allowance of $1,000 per month, and is eligible for an additional performance bonus if granted by our Compensation Committee or Board of Directors. Mr. Druck also received a non-plan option to purchase 300,000 shares of our common stock at a price of $1.00 per share. This warrant was immediately exercisable as to 100,000 shares and 1/24 of the remaining shares will vest on the first of each of the next 24 months beginning August 1, 2004. Vesting of the warrant may accelerate if specified milestones are achieved. If Mr. Druck is terminated without cause, in connection with a change in control of the company, or if Mr. Druck terminates his employment for “good reason”, Mr. Druck may elect to continue employment with us in a diminished capacity. If Mr. Druck so elects and his employment was terminated during its initial term, Mr. Druck will continue to receive his base salary and medical benefits for 18 months. After 18 months, Mr. Druck will receive a salary of not less than $25,000 and continuing medical benefits. If Mr. Druck is so terminated after the initial term, he will receive continuing salary and medical benefits at his then base rate for 12 months after which his salary may be reduced to not less than $25,000 with continuing medical benefits.  Mr. Druck is also subject to customary assignment of inventions, confidentiality, non-solicitation and non-compete provisions.

Fox Employment Agreement

In July 2004, we entered into an employment agreement with Thomas E. Fox under which Mr. Fox serves as our President, Chief Operating Officer and Chief Financial Officer. The initial term of this agreement continues until July 1, 2006, after which the term renews automatically for additional one-year periods unless terminated earlier by either party. Under this agreement, Mr. Fox receives a base salary of $220,000 per year, an automobile allowance of $1,000 per month, and is eligible for an additional performance bonus if granted by our Compensation Committee or Board of Directors. Mr. Fox also received a non-plan option to purchase 300,000 shares of our common stock at a price of $1.00 per share. This warrant was immediately exercisable as to 100,000 shares and 1/24 of the remaining shares will vest on the first of each of the next 24 months beginning August 1, 2004. Vesting of the warrant may accelerate if specified milestones are achieved. If Mr. Fox is terminated without cause, in connection with a change in control of the company, or if Mr. Fox terminates his employment for “good reason”, Mr. Fox may elect to continue employment with us in a diminished capacity. If Mr. Fox so elects and his employment was terminated during its initial term, Mr. Fox will continue to receive his base salary and medical benefits for 18 months. After 18 months, Mr. Fox will receive a salary of not less than $25,000 and continuing medical benefits. If Mr. Fox is so terminated after the initial term, he will receive continuing salary and medical benefits at his then base rate for 12 months after which his salary may be reduced to not less than $25,000 with continuing medical benefits.  Mr. Fox is also subject to customary assignment of inventions, confidentiality, non-solicitation and non-compete provisions.

Halpern Employment Agreement

In July 2004, we entered into an employment agreement with Jeffrey S. Halpern under which Mr. Halpern serves as the Chairman of the Board of Directors and Assistant Secretary. The initial term of this agreement continues until July 1, 2006, after which the term renews automatically for additional one-year periods unless terminated earlier by either party. Under this agreement, Mr. Halpern receives a base salary of $120,000 per year, an automobile allowance of $1,000 per month, and is eligible for an additional performance bonus if granted by our Compensation Committee or Board of Directors. Mr. Halpern also received a non-plan option to purchase 300,000 shares of our common stock at a price of $1.00 per share. This warrant was immediately exercisable as to 100,000 shares and 1/24 of the remaining shares will vest on the first of each of the next 24 months beginning August 1, 2004. Vesting of the warrant may accelerate if specified milestones are achieved. If Mr. Halpern is terminated without cause, in connection with a change in control of the company, or if Mr. Halpern terminates his employment for “good reason”,

Mr. Halpern may elect to continue employment with us in a diminished capacity. If Mr. Halpern so elects and his employment was terminated during its initial term, Mr. Halpern will continue to receive his base salary and medical benefits for 18 months. After 18 months, Mr. Halpern will receive a salary of not less than $25,000 and continuing medical benefits. If Mr. Halpern is so terminated after the initial term, he will receive continuing salary and medical benefits at his then base rate for 12 months after which his salary may be reduced to not less than $25,000 with continuing medical benefits.  Mr. Halpern is also subject to customary assignment of inventions, confidentiality, non-solicitation and non-compete provisions.

2004 Stock Incentive Plan

From time to time we grant incentive awards under our 2004 Stock Incentive Plan.  The incentive plan was approved by the Board of Directors on June 1, 2004 and approved by shareholders on July 14, 2004.  The incentive plan provides for the grant to employees, officers, directors, consultants and independent contractors of our company and our subsidiaries of incentive awards to purchase shares of common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-statutory options that do not qualify as incentive stock options, stock appreciation rights, restricted stock awards, performance units and stock bonuses.  This incentive plan is administered by the Board of Directors, which determines the persons who are to receive awards, as well as the type, terms and number of shares subject to each award.

We have reserved an aggregate of 1,500,000 shares of common stock for awards under the incentive plan.  As of July 31, 2004, options to purchase an aggregate of 50,000 shares of common stock were outstanding under the incentive plan and a total of 1,450,000 shares of common stock remained available for grant.  As of July 31, 2004, the outstanding options under the incentive plan were held by one individual at an exercise price of $1.00 per share.

Incentive stock options granted under the incentive plan may not have an exercise price less than the fair market value of the common stock on the date of the grant (or, if granted to a person holding more than 10% of our voting stock, at less than 110% of fair market value).  Non-statutory stock options granted under the incentive plan may not have an exercise price less than 85% of fair market value on the date of grant.  Aside from the maximum number of shares of common stock reserved under the plans, there is no minimum or maximum number of shares that may be subject to options under the incentive plan.  However, the aggregate fair market value of the stock subject to incentive stock options granted to any optionee that are exercisable for the first time by an optionee during any calendar year may not exceed $100,000.  Options generally expire when the optionee’s employment or other service is terminated with us.  Options generally may not be transferred, other than by will or the laws of descent and distribution, and during the lifetime of an optionee, may be exercised only by the optionee.  The term of each option, which is fixed by the Board of Directors at the time of grant, may not exceed 10 years from the date the option is granted (except that an incentive stock option may be exercisable only for 10 years and an incentive stock option granted to a person holding more than 10% of our voting stock may be exercisable only for five years regardless of the availability of such exemption).

The incentive plan contains change in control provisions, as described below under the heading “Change in Control Arrangements.”

Change in Control Arrangements.

Under our 2004 Stock Incentive Plan, incentive awards granted under the plan will become fully exercisable following certain changes in control of our company, such as:

•                 the sale, lease, exchange or other transfer of all or substantially all of our assets;

•                 our  shareholders approve any plan of or proposal for the liquidation or dissolution of our company;

•                 any person becomes the beneficial owner of:

•                 20% or more, but not 50% or more, of the combined voting power of our outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the “continuity directors” who are members of the Board of Directors at the time of the special meeting or whose nomination for election meets certain approval requirements related to continuity with our current Board of Directors; or

•                 50% or more of the combined voting power of our outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the “continuity directors”); provided that a traditional institution or venture capital financing transaction shall be excluded from this definition;

•                 we are a party to a merger or consolidation that results in our shareholders beneficially owning securities representing:

•                 more than 50%, but less than 80%, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the “continuity directors”; or

•                 50% or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the “continuity directors”);

•                 a change in control that is determined by outside legal counsel to be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not we are then subject to such reporting requirement; or

•                 the “continuity directors” cease, for any reason, to constitute at least a majority of the Board of Directors, at any time following the date that our securities are first sold in a registered public offering.

Item 7.  Certain Relationships and Related Transactions.

Effective June 29, 2004, each of Messrs. James B. Druck, Jeffrey S. Halpern and Thomas E. Fox purchased for investment 500,000 shares of Lone Moose Common Stock at a purchase price of $0.05 per share. All of such shares are restricted securities under applicable federal and state securities laws, and are further subject to a lock-up/leak-out agreement restricting the manner and timing of any subsequent resales.

Immediately after completing the reorganization, on July 22, 2004, Lone Moose sold substantially all of its adventure tour business assets to founding shareholders Christopher B. Glover and Michael C. Brown. In exchange for these assets, Messrs. Glover and Brown (a) assumed all of the pre-closing liabilities of the adventure tour business previously operated by Lone Moose, and (b) agreed to indemnify Lone Moose (now Southwest Casino Corporation) for any liabilities or damages related to Lone Moose existence and operations before the closing of the reorganization.

Item 8.  Description of Securities.

Authorized Shares

We are authorized to issue 50,000,000 shares of common stock, $0.001 par value per share.  The following summary of the material terms and provisions of our capital stock does not include all of the information that is included in our articles of incorporation.  The text of our articles of incorporation is incorporated into this section by reference.

Common Stock

We are authorized to issue 50,000,000 shares of common stock, of which 19,232,835 shares were issued and outstanding as of July 31, 2004.  Each share of our common stock entitles its holder to one vote per share.  Holders of our common stock are entitled to receive dividends as and when declared by the Board of Directors from time to time out of funds properly available to the payment of dividends.  Subject to the liquidation rights of any outstanding preferred stock, the holders of our common stock are entitled to share pro rata in the distribution of the remaining assets of our company upon a liquidation, dissolution or winding up of our company.  The holders of our common stock have no cumulative voting, preemptive, subscription, redemption or sinking fund rights.

Options and Warrants

As of July 31, 2004, we had outstanding options to purchase an aggregate of 1,625,000 shares of common stock at a weighted average exercise price of $0.45 per share.  All outstanding options provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other similar changes in our corporate structure and shares of our capital stock.  We typically grant options with a ten-year term.  We have outstanding warrants to purchase an aggregate of 2,637,500 shares of common stock at a weighted average exercise price of $0.70 per share with a majority of those warrants having a five-year term.  The warrants vest upon our company obtaining certain milestones.  The warrants provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure of our company.

Registration Rights

We are party to two registration rights agreements with certain holders of our common stock. Approximately 55 of our shareholders were granted certain demand and incidental registration rights pursuant to a Registration Rights Agreement dated as of June 29, 2004 covering approximately 2,632,000 shares of Lone Moose common stock they acquired upon conversion of the 8% convertible demand notes previously issued by Southwest Casino and Hotel Corp. The demand registration rights under this agreement are limited and subordinate to primary registration rights that could be granted in any future financing, and they are subject to carve back in certain situations.  This Registration Rights Agreement was assumed by us on July 22, 2004, in connection with the reorganization.

We are party to another Registration Rights Agreement dated July 2, 2004 with David C. Merrell and Jenson Services, Inc. under which we granted incidental registration rights to these holders covering an aggregate of approximately 869,685 shares of our common stock.

Each of the warrants that we granted to MBC Global, Inc. (for 300,000 shares of our common stock) and to various parties (for 1,400,000 shares of our common stock) each contain incidental registration rights.

Each of these registration rights agreements include customary indemnification provisions.

Southwest Casino and Hotel Corp. Series A Convertible Debentures

In addition, as of July 31, 2004, Southwest Casino and Hotel Corp. had outstanding an aggregate principal amount of $362,500 in Series A convertible subordinated debentures and we have offered the debenture holders the option of converting the principal amount of their debentures to Southwest Casino Corporation common stock at a rate of $1.10 per share.

Transfer Agent and Registrar

The transfer agent  and registrar for our common stock is Interwest Transfer Co. Inc.

Part II

Item 1.  Market Price of and Dividends on the Registrant’s Common Equity and Other Shareholder Matters.

Market Information.

Our common stock has been traded on the Over-the-Counter Bulletin Board under the symbol “SWCC;” however, there is and has been no “established trading market” for these securities.  There has never been a publicly-traded market for the securities of Southwest Casino and Hotel Corp.

As of July 31, 2004, 19,232,835 shares of our common stock were issued and outstanding held by approximately 415 holders of record.

As of July 31, 2004, we had outstanding options and warrants to purchase an aggregate of 4,262,500 shares of our common stock.

As of July 31, 2004, Southwest Casino and Hotel Corp. had outstanding series A convertible debentures in the principal amount of $362,500 in Series A convertible subordinated debentures and we have offered the debenture holders the option of converting the principal amount of their debentures to Southwest Casino Corporation common stock at a rate of $1.10 per share.  The series A convertible debentures are convertible into 329,545 shares of Southwest Casino Corporation’s common stock.

•                  As of July 31, 2004, holders of approximately 5,119,971 shares of our common stock, have entered into lock-up arrangements under which they have agreed that they will not, offer, sell or otherwise dispose of, any shares of our common stock, owned by them until July 22, 2005.  Under the terms of the Lock-Up/Leak-Out Agreement, these shareholders will collectively be allowed to sell, subject to applicable securities law restrictions, up to one-twelfth of such shareholder’s shares of Lone Moose common stock per month on a cumulative basis during a twelve-month period after satisfaction of applicable securities laws restrictions, and all sales are required to be made in “broker’s transactions” as that term is defined in

Rule 144 of the Securities Act of 1933, as amended.  Pursuant to the terms of these agreements and its agreement with its transfer agent, Lone Moose has adequate measures in place to ensure compliance with the Lock-Up/Leak-Out Agreement.

Approximately 719,358 shares of our common stock are eligible to be sold in compliance with Rule 144(k) without regard to the volume and manner of sale limitations in Rule 144 and no shares of our common stock are eligible to be sold in compliance with the limitations of Rule 144 under the Securities Act, although certain holders have been granted registration rights which, if exercised, would cause their shares to be registered and eligible for sale.  We refer to the information under the heading “Item 8.   Description of Securities—Registration Rights.”

Dividend Policy

To date, we have neither declared nor paid any cash dividends on our common stock.  We currently intend to retain any future earnings, if any, to fund the development and growth of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

Item 2.  Legal Proceedings.

Prior Bankruptcy Proceeding of Subsidiary

James B. Druck, Jeffrey S. Halpern and Thomas E. Fox are Managing Members of Gold Rush I, LLC, a Colorado limited liability company and a wholly-owned subsidiary of Southwest Casino and Hotel Corp.  In August 2001, Cripple Creek Development Corp., a Colorado corporation, Blue Building Development, Inc., a Wyoming corporation, Mark Brockley, an individual and Annesse Brockley, an individual (“Plaintiffs”) initiated a lawsuit against Gold Rush I, LLC, and Southwest Casino and Hotel Corp. (“Defendants”) in District Court, Teller County, Colorado (01-CV-156).  Plaintiffs alleged that defendants failed to pay certain obligations to plaintiffs under the terms of their Lease Agreement and breach of contract.  The lease included a provision by which the maximum monthly amount required to be paid to Mr. Brockley’s creditors was capped.  In the early years of the operation, Mr. Brockley’s obligations far exceeded the cap and Southwest paid all bills as they came due. Pursuant to the Lease, Southwest set off against current rent the amount of the excess payments.  Mr. Brockley sought by the litigation to evict Gold Rush I from the premises on the basis of a claimed default in Gold Rush I’s payment of amounts said to be owed under the Lease.  Gold Rush I responded by denying the existence of any such default.

An evidentiary hearing on Mr. Brockley’s eviction claim began in the Colorado District Court on August 22, 2001.  Because the hearing could not be completed that day, it was continued to August 31, 2001.  Before the hearing was reconvened, Gold Rush I filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court for the District of Minnesota (Case No. 01-33755) to ensure that we did not lose the right to possession of the premises while the underlying claims were litigated.  After considering several motions, the Bankruptcy Court directed that the Colorado Court determine (1) whether Gold Rush I was in default under the terms and conditions of the lease, and if so, the nature and amounts of the defaults; and (2) whether Gold Rush I made payments in excess of the caps provided in the lease, and the amounts, if any, paid in excess of the caps.  The Colorado District Court conducted a hearing on these three issues on October 5, 2001.  On October 15, 2001, the Colorado District Court entered an Order in which it found (a) that Gold Rush I was not in default under the lease, (b) that Gold Rush I had made payments excess of the monthly caps provided in the lease (which overpayments the court subsequently quantified at $554,362.09), and (c) that Gold Rush I was entitled to offset the overpayments against rent and other payments due under the terms of the lease.

Gold Rush I was successful in its litigation against the landlord regarding the rent dispute and emerged from bankruptcy when its reorganization plan, which provided for full payment to all creditors, with interest, was confirmed by the Bankruptcy Court on January 10, 2003.

Mr. Brockley appealed the Colorado District Court’s Order to the Colorado Court of Appeals, which dismissed the appeal on May 21, 2002.

Colorado Regulatory Proceeding

Southwest Casino and Hotel Corp. was recently fined $50,000 by the Colorado Division of Gaming for failure to properly maintain and review statistical data on slot machine performance after receiving a warning letter regarding such deficiency and failing to comply with its agreement to correct such deficiency. Southwest Casino and Hotel Corp. has paid the full amount of the fine.  As part of these proceedings, James Druck, in his capacity as manager of the facility in question, without any admission of guilt, has agreed to take such steps as may be required to ensure Southwest Casino and Hotel Corp.’s compliance in this matter and, further, has agreed to pay the sum of $5,000 to the Limited Gaming Fund as reimbursement for expenses incurred by Colorado in this investigation.

Parties to Proceedings Contemplated by any Governmental Authority.

To the knowledge of management; no federal, state or local governmental agency is presently contemplating any proceeding against the Southwest Casino Corporation or Southwest Casino and Hotel Corp.

Item 3.  Changes in and Disagreements with Accountants.

None.

Item 4.  Recent Sales of Unregistered Securities.

All references in this section to shares of Lone Moose common stock are after giving effect to  adjustments resulting from:  (i) a reverse split of .6667 shares for each one share of Lone Moose common stock effective June 7, 2004, and (ii) a forward split in the form of a dividend of 7.4672 shares of Lone Moose common stock for each one share effective July 12, 2004.

In connection with our incorporation as a Utah corporation on January 2, 2002, we issued approximately 1,244,596 shares of “restricted” Lone Moose common stock to each of Christopher B. Glover and Michael C. Brown, the founders of our company, at a purchase price of $12,000 for the aggregate of 2,489,192 shares issued and sold to the two founders.

On June 29, 2004, we issued and sold 500,000 shares of “restricted” Lone Moose common stock to each of James B. Druck, Jeffery S. Halpern and Thomas E. Fox at $0.05 per share, or a total purchase price of $75,000, for the aggregate of 1,500,000 shares issued and sold.

On July 8, 2004, we issued and sold 150,000 shares of “restricted” Lone Moose common stock to David C. Merrell in consideration for his indemnification agreement in favor of our company and to our wholly-owned subsidiary, Southwest Casino and Hotel Corp., and we issued and sold 719,685 shares of “restricted” Lone Moose common stock to Jenson Services, Inc., a Utah corporation, for introduction services provided to us in connection with the reorganization agreement. The shares were valued at $0.05 per share for these issuances.

On July 22, 2004, we granted a warrant to purchase 1,400,000 shares of common stock at an exercise price of $1.00 per share to various holders.  The exercisability of this warrant is contingent upon the successful completion of future financings.

All stock issuances and warrants were approved by the Board of Directors.

No underwriting commissions or discounts were paid with respect to the sales of the unregistered securities described above.  In addition, all of the above sales were made in reliance on Rule 505 or Rule 506 of Regulation D and Section 4(2) under the Securities Act.  With regard to the reliance by us upon the exemptions set forth in the previous sentence, we made certain inquiries to establish that such sales qualified for such exemptions from registration requirements.

Item 5.  Indemnification of Directors and Officers.

Limitation on Liability of Directors and Indemnification

Section 78.7502(1) of the Nevada Revised Statutes authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent “who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation” due to his corporate role.  Section 78.7502(1) extends this protection “against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.”

Section 78.7502(2) of the Nevada Revised Statutes also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his actions were not opposed to the corporation’s best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the Nevada Revised Statutes requires that he be indemnified “against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

Section 78.751(1) of the Nevada Revised Statutes limits indemnification under Sections 78.7502(1) and 78.7502(2) to situations in which either (1) the stockholders, (2 the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Under Section 78.751(2) of the Nevada Revised Statutes, the corporation may advance an officer’s or director’s expenses incurred in defending any action or proceeding upon receipt of an undertaking. Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his corporate role.

Our Articles of Incorporation provide for indemnification of its directors and executive officers to the fullest extent of the law for acts and omissions taking place in connection with their activities in those capacities.  Our Bylaws provide for indemnification on substantially the same terms as the Nevada Revised Statutes.

In addition, we have separate indemnification agreements with each of James B. Druck, Jeffrey S. Halpern and Thomas E. Fox that provide for indemnification on substantially the same terms as the Nevada Revised Statutes.

Part F/S

SOUTHWEST CASINO AND HOTEL CORP.

FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

SOUTHWEST CASINO AND HOTEL CORP.

INDEPENDENT AUDITOR’S REPORT

The Stockholders and Board of Directors

Southwest Casino and Hotel Corp.

Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheet of Southwest Casino and Hotel Corp. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southwest Casino and Hotel Corp. and subsidiaries as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Eide Bailly LLP

Minneapolis, Minnesota
May 20, 2004

SOUTHWEST CASINO AND HOTEL CORP.

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
ASSETS

CURRENT ASSETS
Cash and Cash Equivalents	$728,290	$1,548,811
Accounts Receivable	124,589	94,455
Accounts Receivable - Other	200,000	147,676
Management Fees Receivable	308,154	494,986
Inventories	168,784	106,774
Prepaid Expenses	571,314	739,545
Assets Held For Sale	21,411	—
Notes Receivable - Current Portion	402,686	1,136,495
Total Current Assets	2,525,228	4,268,742

PROPERTY AND EQUIPMENT
Real Estate Options	163,011	—
Construction in Progress	375,499	52,518
Leasehold Improvements	13,499,084	13,551,637
Furniture and Equipment	5,308,409	4,761,556
Accumulated Depreciation	(5,840,178)	(4,534,928)
Net Property and Equipment	13,505,825	13,830,783

OTHER ASSETS
Notes Receivable, Net of Allowance - Noncurrent Portion	—
Notes Receivable - Long-Term	—	402,686
Deposits	157,964	96,438
Other Investments	1,529,415	1,524,521
Deferred Tax Asset	842,000	572,000
Total Other Assets	2,529,379	2,595,645

TOTAL ASSETS	$18,560,432	$20,695,170

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts Payable	$942,459	$724,613
Accounts Payable - Construction in Progress	110,821	—
Accrued Expenses	709,252	721,498
Accrued Expenses - Related Party	410,100	432,175
Notes Payable	241,472	579,842
Current Portion of Long-Term Liabilities	779,911	579,820
Convertible Subordinated Series A Debentures	362,500	437,500
Accrued Interest Payable	335,494	353,109
Total Current Liabilities	3,892,009	3,828,557

LONG-TERM LIABILITIES
Long-Term Liabilities Net of Current Portion	7,755,128	8,704,939

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred Stock, $.01 Par Balue; 30,000,000 Shares Authorized 16,135,012 and 16,010,012 Shares Issued and Outstanding, Respectively	161,350	160,100
Common Stock, $.01 Par Value; 50,000,000 Shares Authorized 10,513,571 and 6,998,571 Shares Issued and Outstanding, Respectively	105,136	69,986
Additional Paid in Capital - Preferred Warrants	1,000	—
Additional Paid-in Capital	13,310,968	13,157,718
Accumulated Deficit	(6,665,159)	(5,226,130)
Total Stockholders’ Equity	6,913,295	8,161,674

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,560,432	$20,695,170

See Notes to Consolidated Financial Statements

SOUTHWEST CASINO AND HOTEL CORP.

Consolidated Statements of Operations

Years Ended December 31, 2003 and 2002

	2003	2002
REVENUES
Casino	$15,431,567	$13,399,298
Food & Beverage/Hotel	503,632	463,527
Management and Consulting	3,235,815	6,714,619
Entertainment	142,586	112,224
Other	159,574	165,807
Total Revenue	19,473,174	20,855,475

GROSS PROFIT	19,473,174	20,855,475

EXPENSES
Casino	$11,758,754	$9,670,011
Food & Beverage/Hotel	1,435,333	1,466,776
Management and Consulting	2,625,847	2,539,342
Project Development Costs	1,551,422	187,585
Entertainment	278,535	222,951
Depreciation and Amortization	1,604,794	1,628,772
Total Expenses	19,254,685	15,715,437

Income from Operations	218,489	5,140,038

OTHER INCOME (EXPENSE)
Interest Income	97,100	187,182
Interest Expense	(1,055,575)	(1,260,884)
Gain (Loss) on Disposition of Property and Equipment	(10,391)	414,214
Income from Debt Forgiveness	64,876	45,736
Total Other Income (Expense)	(903,990)	(613,752)

Income (Loss) from Continuing Operations Before Income Taxes	(685,501)	4,526,286

Income Tax Benefit (Expense)	106,847	308,000

Income (Loss) from Continuing Operations	(578,654)	4,834,286

DISCONTINUED OPERATIONS
Loss from Discontinued Operations	(978,375)	(688,092)
Income Tax Benefit	118,000	264,000
Total Discontinued Operations	(860,375)	(424,092)

NET INCOME (LOSS)	$(1,439,029)	$4,410,194

Earnings per common share and common equivalent share,
Basic:
Income (Loss) from continuing operations	(0.08)	0.73
Discontinued operations	(0.11)	(0.06)
Net Income (loss)	$(0.19)	$0.67

Weighted Average Shares Outstanding	7,444,447	6,619,404

Earnings per common share and common equivalent share, Fully-diluted:
Income (Loss) from continuing operations	(0.08)	0.21
Discontinued operations	(0.11)	(0.02)
Net Income (Loss)	$(0.19)	$0.19

Weighted Average Shares Outstanding	7,444,447	22,629,416

See Notes to Consolidated Financial Statements

SOUTHWEST CASINO AND HOTEL CORP.

Consolidated Statements Changes in Stockholders’ Equity

Years Ended December 31, 2003 and 2002

	Series A Convertible Preferred Stock		Common Stock		Additional	Additional Paid-In Capital -
	Number of Shares	Amount	Number of Shares	Amount	Paid-In Capital	Preferred Warrants	Retained Earnings	Total

Balance, January 1, 2002	$16,010,012	$160,100	$6,348,571	$63,486	$13,157,718	$—	$(9,636,324)	$3,744,980

Issuance of Common Stock for Services	—	—	650,000	6,500	—	—	—	6,500

Net Income	—	—	—	—	—	—	4,410,194	4,410,194

Balance, December 31, 2002	16,010,012	160,100	6,998,571	69,986	13,157,718	—	(5,226,130)	8,161,674

Issuance of Common Stock for Services	—	—	3,515,000	35,150	153,250	—	—	188,400

Issuance of Preferred Stock	125,000	1,250	—	—	—	—	—	1,250

Issuance of Preferred Warrants	—	—	—	—	—	1,000	—	1,000

Net Loss	—	—	—	—	—	—	(1,439,029)	(1,439,029)

Balance, December 31, 2003	$16,135,012	$161,350	$10,513,571	$105,136	$13,310,968	$1,000	$(6,665,159)	$6,913,295

See Notes to Consolidated Financial Statements

SOUTHWEST CASINO AND HOTEL CORP.

Consolidated Statements of Cash Flows

Years Ended December 31, 2003 and 2002

	2003	2002
Cash Flows from Operating Activities:
Net Income (Loss)	$(1,439,029)	$4,410,194
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used In) Operating Activities:
Depreciation and Amortization	1,807,989	1,777,601
(Gain) Loss on Disposition of Property and Equipment	292,941	(414,214)
(Income) from Debt Forgiveness	(64,876)	(45,736)
Deferred Taxes	(270,000)	(572,000)
Common Stock Issued for Non-Cash Compensation	188,400	6,500
Change in Current Assets and Liabilities,
(Increase) Decrease in Receivables	104,374	(36,034)
(Increase) Decrease in Inventories	(62,010)	(9,160)
(Increase) Decrease in Prepaid Expenses	168,231	(202,999)
Increase (Decrease) in Accounts Payable	217,846	(283,704)
Increase (Decrease) in Accrued Expenses	(34,321)	158,795
Increase (Decrease) in Accrued Interest Payable	36,011	42,974
Net Cash Provided by (Used In) Operating Activities	945,556	4,832,217

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from Sale of Property and Equipment	34,267	592,525
Purchase of Property and Equipment	(1,720,829)	(2,431,632)
Proceeds from Principal Received on Long-Term Notes Receivable	1,136,495	953,682
(Increase) Decrease in Deposits	(61,526)	7,447
Purchase of Investments	(4,894)	(1,518,949)
Net Cash Provided by (Used In) Investing Activities	(616,487)	(2,396,927)

CASH FLOWS FROM FINANCING ACTIVITIES
Net Payments on Short Term Notes Payable	(189,431)	(519,050)
Principal Payments on Long-Term Liabilities	(898,659)	(1,350,295)
Proceeds from Issuance of Preferred Stock and Warrants	2,250	—
Settlement of Convertible Subordinated Debentures	(63,750)	(42,500)
Net Cash Provided by (Used In) Financing Activities	(1,149,590)	(1,911,845)

Net Increase (Decrease) in Cash and Cash Equivalents	(820,521)	523,445

CASH AND CASH EQUIVALENTS
Beginning of Year	1,548,811	1,025,366
End of Year	$728,290	$1,548,811

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$1,019,564	$1,217,910
Income taxes paid	45,153	—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Common stock issued in exchange for compensation	188,400	6,500

See Notes to Consolidated Financial Statements

SOUTHWEST CASINO AND HOTEL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Southwest Casino and Hotel Corp

Southwest Casino and Hotel, Corp (The Company), located in Minneapolis, Minnesota, was formed on February 19, 1992 for the purpose of providing management consulting services for casinos under contractual agreements.  The Company is the 100% owner of four subsidiaries, Gold Rush I, LLC, Southwest Entertainment, Inc., Southwest Casino Deadwood, LLC and North Metro Harness Initiative, LLC.  The parent company operates Uncle Sam’s Casino, located in Cripple Creek, Colorado, under a lease agreement.  The Company’s operations are subject to various federal, state and local regulations related to gaming activities.

Gold Rush I, LLC

Gold Rush I, LLC, was formed during 1999 and operates the Gold Rush Hotel and Casino and Gold Digger’s Casino in Cripple, Creek Colorado under a lease agreement.

Southwest Entertainment, Inc.

Southwest Entertainment, Inc., located in Minneapolis, Minnesota, was formed on November 4, 1998. The company operates an outdoor amphitheatre for entertainment events in Cripple Creek, Colorado.

Southwest Casino Deadwood, LLC

Southwest Casino Deadwood, LLC, located in Deadwood, South Dakota, was formed on December 7, 1999, and began operating B.B. Cody’s Casino, under lease, in July 2000. During December 2003, the Company decided to discontinue operations in Deadwood. (See Note 15).

North Metro Harness Initiative, LLC.

North Metro Harness Initiative, LLC, (a development stage Minnesota limited liability company), was formed on June 16, 2003 for the purpose of developing, owning, and operating a horse race track and card room north of Minneapolis, Minnesota, in Anoka County.  North Metro Harness Initiative, LLC (North Metro) is in the process of purchasing land, obtaining zoning, permits and regulatory approvals for its proposed operations.

The Company is also in the process of obtaining state and local regulatory approval and acquiring property for a riverboat casino in Rockaway Beach, Missouri.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Southwest Casino and Hotel Corp. and its wholly-owned subsidiaries. All material inter-company transactions and balances have been eliminated in consolidation.

SOUTHWEST CASINO AND HOTEL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

Basis of Accounting

The consolidated financial statements of the Company are prepared using the accrual basis of accounting whereby revenues are recognized when earned and expenses are recognized when incurred.  This basis of accounting conforms to generally accepted accounting principles in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The company considers all highly liquid debt instruments purchased with a maturity of three months or less when purchased to be cash equivalents.

Revenue recognition

Casino revenue is the net win from gaming activities, which is the difference between gaming wins and losses. Revenue from food, beverage and hotel operations are recorded upon delivery of goods or services, and excludes promotional allowances.  Revenue from casino management and consulting contracts with outside parties is recognized over the term of the agreements.  Consideration given in exchange for entering into long-term contracts is amortized over the life of the agreement.

Receivables and Credit Policies

Accounts receivables are uncollateralized obligations due under normal trade terms requiring payment within 20 days from the invoice date, and do not accrue interest.  Accounts receivables are stated at the amount billed to the customer.  Payments of accounts receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

The carrying amount of receivables is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will be collected.  Management reviews all trade receivable balances that exceed 30 days from the invoice date and, based on an assessment of the current creditworthiness, estimates the portion, if any, of the balance that will not be collected.

Net Income Per Share – Basic and Diluted

Net income per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding during the period presented.  Basic earnings per share exclude the dilutive effect of options, warrants and convertible securities, while diluted earnings per share include such effects only during years when the Company reports net income.

Inventories

Inventories consist principally of food and beverage products and gift shop merchandise.  Inventories are carried at cost, determined under the first-in, first-out (FIFO) method.

SOUTHWEST CASINO AND HOTEL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

Concentrations of Credit Risk

The Company’s cash balances maintained in bank depositories periodically exceed federally insured limits.

Advertising Costs

The Company expenses advertising costs as incurred.  Advertising expense for the years ended December 31, 2003 and 2002 was approximately $602,000 and $467,000, respectively.

Employee Benefit Plan

The Company has established a defined contribution profit sharing plan for its eligible employees.  To be eligible, an employee must be 21 years of age and have completed one year of service.  Contributions to the plan are made at the discretion of management, based on results of operations from year to year.  No discretionary contributions were made during 2003 or 2002.

The Company has adopted a 401(k) retirement plan.  The plan provides for employee pre-tax salary deferrals of up to 10% of a participant’s compensation (not to exceed federal limits) and a matching contribution by the Company – dollar for dollar up to 3% and fifty cents per dollar up to 5% of the participant’s compensation.  Employees are eligible for the plan if they have completed one year of service, as defined in the plan, and have attained the age of 21.  A participant is fully-vested after one year of service, as defined in the plan.  The Company’s matching contributions for the years ended December 31, 2003 and 2002 were $55,235 and $60,232, respectively.

Property and Equipment

Real estate options include costs related to agreements for options to purchase land.

Construction in progress consists of amounts incurred for the architectural, engineering and other construction planning costs that meet capitalization criteria.  As of December 31, 2003 construction in progress consisted of architectural, zoning, engineering and construction permit application costs.

Property and equipment are recorded at cost.  Depreciation on property and equipment is calculated using the straight-line method over their estimated useful lives, which ranges from 3 to 10 years.  Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the income statement.

Repair and maintenance charges, which do not increase the useful lives of the assets, are charged to expense as incurred.

Depreciation expense was $1,189,053 and $938,533 for the years ended December 31, 2003 and 2002, respectively.

Leaseholds attributable to the lease discussed in Note 11 have been capitalized in accordance with generally accepted accounting principles and are being amortized over 20 years using the straight-line method.

Amortization expense for these leaseholds was $618,936 for each of the years ended December 31, 2003 and 2002.

Long-lived assets to be held and used are tested for recoverability whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. Certain long-lived assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell.

SOUTHWEST CASINO AND HOTEL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

Income taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Preopening costs

Certain costs incurred in connection with the development and opening of a casino have been charged to expense as incurred.

Organization and start-up costs

Organization and start-up costs are expensed as incurred. Organization costs consist of amounts related to the formation of a company. Start-up costs consists of amounts incurred during the development stage related to the operation, management and development of a company, which do not qualify as a capitalized cost. For federal and state income tax purposes the Company plans to elect to capitalize and amortize start-up costs pursuant to Internal Revenue Code (IRC) Section 195 (B).

Stock based compensation

The Company uses the intrinsic value method of accounting for compensation costs for stock based awards.  Under the intrinsic value method, the fair value of the shares less the amount the employee is required to pay for the shares is recorded as compensation expense over the applicable period of service related to the award.

Operating segments

The Company has segregated its activities into three operating segments based on operating and management characteristics related to its sources of revenue or basis for accumulating assets or expenses.  The segments are defined as casino operations, casino management for unrelated parties, and casino development activities.  Separate operations are aggregated based on the above general segment descriptions.

NOTE 3 – NOTES RECEIVABLE

	2003	2002
Notes receivable at December 31 consists of the following:

Cheyenne and Arapaho Business Development Corporation, with monthly payments of $93,721 including principal and interest at 9.25% until the extended maturity date of May 1, 2004, secured by property in Concho, OK	$402,686	$1,539,181

Less amounts shown as current	(402,686)	(1,136,495)
Notes receivable - long-term	$—	$402,686

SOUTHWEST CASINO AND HOTEL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 4 – PROMOTIONAL ALLOWANCES

Revenue does not include the retail amount of rooms, food, and beverage provided gratuitously to customers, which was $975,540 and $771,684 for the years ended December 31, 2003 and 2002, respectively.

NOTE 5 – OTHER INVESTMENTS AND CASINO MANAGEMENT AGREEMENTS

Other investments consisted of the following at December 31:

	2003	2002

Investment in land to be exchanged for casino management contract	$1,529,415	$1,518,949
Other	—	5,572
	$1,529,415	$1,524,521

The Company has entered into an agreement with the Cheyenne and Arapaho Tribes of Oklahoma (CATO) for management of its casino located in Concho, OK, which expires on May 19, 2004. In exchange for extending the contract through May 19, 2007, the Company agreed to transfer title of a tract of land to CATO.  The exchange took place in 2003.  Since the asset transfer is related to the extension agreement for management services, the cost of the land will be amortized over the term of the agreement.

The Company’s management agreement with CATO that was extended to May 19, 2004 had similar terms.  Land with a value of $880,527 was transferred to CATO in exchange for the extension and amendment of terms of the previous management agreement. As part of the extension agreement, the terms were modified whereby the revenue earned from management activities was increased in exchange for the land.  Amortization of this cost occurred over the estimated period where the increase in the revenue was expected to offset the cost of the land transferred.

Management revenues of $3,235,815 and $4,226,549 were earned related to the agreement with CATO for the years ended December 31, 2003 and 2002, respectively.  Management revenues of $2,488,070 for the year ended December 31, 2002 were earned from a separate management contract that was terminated during the year ended December 31, 2002.

Amortization expense of the land value for the years ended December 31, 2003 and 2002 was $0 and $220,132, respectively.  Amortization expense during the duration of the agreement is estimated as follows:

Year ended December 31,	Amount
2004	$312,900
2005	509,800
2006	509,800
2007	196,900
Total	$1,529,400

SOUTHWEST CASINO AND HOTEL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 6 – SHORT-TERM NOTES PAYABLE

Short-term notes payable consisted of the following at December 31:

	2003	2002
Associated Bank Line of Credit
The Company may borrow up to $450,000 under this revolving line of credit. Interest is payable at a variable rate (5% as of December 31, 2003. The line is due January 19, 2005, and is collateralized by substantially all assets.	$100,000	$—

Great America
The Company financed the purchase of a new point-of-sale system at an interest rate of 10%. Monthly payments of $1,606 are due until March 2003.	—	4,881

Hanson Distributing
The Company financed the purchase of slot machines for one year at an interest rate of 0%. Weekly payments of varied amounts are due until maturity in June 2004 at which time any remaining balance is then due. Collateralized by slot machines.	103,897	263,052

Aristocrat
The Company financed the purchase of slot machines for one year at an interest rate of 0%. Monthly payments of $8,562 are due until maturity in March 2003. Collateralized by slot machines.	—	25,750

Aristocrat
The Company financed the purchase of slot machines for one year at an interest rate of 0%. Monthly payments of $3,248 are due until maturity in March 2003. Collateralized by slot machines.	—	9,744

Aristocrat
The Company financed the purchase of slot machines for one year at an interest rate of 0%. Monthly payments of $6,591 are due until maturity in March 2003. Collateralized by slot machines.	—	19,774

Aristocrat
The Company financed the purchase of slot machines for one year at an interest rate of 0%. Monthly payments of $5,910 are due until maturity in March 2003. Collateralized by slot machines.	—	17,730

Aristocrat
The Company financed the purchase of slot machines for three months at an interest rate of 0%. Monthly payments of $20,056 are due until maturity in February 2004. Collateralized by slot machines.	22,468	—

SOUTHWEST CASINO AND HOTEL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 6 – SHORT-TERM NOTES PAYABLE (continued)

	2003	2002
I.G.T.
The Company financed the purchase of slot machines for nine months at an interest rate of 0%. Monthly payments of $9,462 are due until maturity in February 2003. Collateralized by slot machines.	—	28,387

I.G.T.
The Company financed the purchase of slot machines for nine months at an interest rate of 0%. Monthly payments of $22,216 are due until maturity in October 2003. Collateralized by slot machines.	—	156,344

I.G.T.
The Company financed the purchase of slot machines for nine months at an interest rate of 0%. Monthly payments of $4,027 are due until maturity in March 2003. Collateralized by slot machines.	—	12,082

I.G.T.
The Company financed the purchase of slot machines for nine months at an interest rate of 0%. Monthly payments of $15,107 are due until maturity in January 2004. Collateralized by slot machines.	15,107	—

Mikohn
The Company financed the purchase of progressive signage for six months at an interest rate of 0%. Monthly payments of $9,959 are due until maturity in March 2003. Collateralized by signage.	—	13,037

First Western Bank
The Company assumed a bank loan from a prior tenant at an interest rate of 11.25%. Monthly payments of $498 are due until maturity in August 2003. Collateralized by restaurant equipment.	—	4,890

SOUTHWEST CASINO AND HOTEL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 6 – SHORT-TERM NOTES PAYABLE (continued)

	2003	2002
The Company financed various insurance policies at an interest rate of 8.82%. Monthly payments of $4,941 are due until maturity in May 2003.	—	24,171

Total Notes Payable	$241,472	$579,842

NOTE 7 – SUBORDINATED DEBENTURES

During 1993, the Company entered into Series A convertible subordinated debentures that were due and payable on July 15, 1998.  The remaining balance of the convertible subordinated debentures are currently in default.  Terms related to the conversion of the subordinated debentures to common stock expired on July 15, 1998,  Interest is continuing to be accrued at the original interest rates of 9.25%.

	2003	2002
Subordiated debentures and the related accrued interest payable consisted of the following:
Subordinated debentures payable	$362,500	$437,500

Accrued interest payable	$335,494	$353,109

The Company settled lawsuits with various Series A Subordinated Debenture holders.  These settlements were for 85% of the face value of the debenture, and excluded previously accrued interest.

NOTE 8 – LONG-TERM LIABILITIES

Long-term liabilities at December 31 are as follows:

	2003	2002

Long-term debt:
Cheyenne & Arapaho Tribes of Oklahoma
Payable periodically on an “as needed” basis for a capital project with a 0% interest rate.	$—	$23,980

Capital lease payable (See Note 12)	8,535,039	9,260,779

Total long-term liabilities	8,535,039	9,284,759
Less current portion	(779,911)	(579,820)
	$7,755,128	$8,704,939

For the next five years, there are no minimum principal payments related to long-term debt.  Minimum annual payments under capital leases are included in Note 11.

SOUTHWEST CASINO AND HOTEL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 9 – STOCKHOLDERS’ EQUITY

The Company has authorized the issuance of up to 21,000,000 shares of Series C Convertible Preferred Stock, (Preferred Stock) with a par value of $.01.   The Preferred Stock is convertible to common stock at a rate of one share of Preferred Stock for one share of common stock.  The Preferred Stock is convertible at the option of the holder, or automatically upon the completion of a public offering with proceeds in excess of $5,000,000, upon merger, consolidation or reorganization of the Company, or upon a vote by the majority of the stockholders of the Preferred Stock.  The Preferred Stock has voting rights that are the same as common stockholders.  The Preferred Stock is eligible for dividends with the same rights as common stockholders.  Upon involuntary liquidation, the holders of Preferred Stock are entitled to a payment of up to $.55 per share plus any accrued and unpaid dividends from the proceeds of the liquidation prior to payment of liquidation proceeds to the common stockholders.  In the event of a split or reverse split of common stock, the conversion ratio related to the common stock shall also be applicable to the outstanding shares of the Preferred Stock.

Common and preferred stock are subject to redemption, at the discretion of the board of directors, at fair market value in the event an owner of stock becomes a disqualified holder.  A disqualified holder is a stockholder that refuses to provide information to the Company or applicable gaming authorities that may result in the disapproval, modification or non-renewal of any contract, license or franchise related to the gaming operations of the Company.

A reconciliation of basic and diluted earnings per common share for the year ended December 31, 2002 is as follows:

	Net earnings (Numerator)	Weighted Average Common Shares (Denominator)	Per Share Amount
Basic earnings per share	$4,410,194	6,619,404	$0.67

Effect of dilutive securities:
Stock option and warrants	—	—
Convertible preferred stock	—	16,010,012

Diluted earnings per share	$4,410,194	22,629,416	$0.19

NOTE 10 – OPERATING LEASES

On May 1, 1998, the Company entered into a five-year agreement with Lois Woods to lease property located at 251 East Bennett Avenue in Cripple Creek, Colorado.  The terms of the lease require payments of $12,000 per month.

During February 2004, the Company extended the lease for an additional five years. The new lease payments are $14,000 per month, expiring February 2009.

The lease agreement includes provisions whereby the Company has the option to purchase the property for $2,000,000 plus 50% of the increase in the fair market value of the building as of the expiration of the initial term.  In the event of termination by the tenant, the landlord may assess a penalty of $144,000.

The Company also leases office space for its corporate offices.  The lease expires January 31, 2005.

SOUTHWEST CASINO AND HOTEL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

Rent expense was approximately $171,000 for each of the years ended December 31, 2003 and 2002.

Minimum payments under the lease agreement, including the extension, are as follows:

Year Ending December 31,	Amount
2004	$192,000
2005	170,000
2006	168,000
2007	168,000
2008	168,000
Thereafter	28,000
Total	$894,000

NOTE 11 – CAPITAL LEASE

On April 9, 1999, the Company entered into a 20-year capital lease with Cripple Creek Development Co, Blue Building Development, Inc. and Mark and Annesse Brockley (the Lessors) for the land and buildings relating to The Gold Rush Hotel and Casino, Gold Digger’s Casino and B.B. Cody’s Casino.  In addition to minimum payments related to the lease, the Company assumed payment of specified liabilities.  The amount capitalized is based upon:

Present value of $40,000 monthly payments for 20 years	$4,291,242
Principal due on assumed obligations of outstanding debts	8,087,571
$12,378,813

Future minimum lease payments required under the capital leases as of December 31, 2003, are as follows:

2004	$2,604,747
2005	1,321,997
2006	1,283,941
2007	1,245,886
2008	1,211,028
Thereafter	9,221,833
Total miniumum lease payments	16,889,432
Less-amount representing interest	(8,354,393)
Present value of minimum lease payments	8,535,039
Less-current portion	(779,911)
Long-term portion	$7,755,128

SOUTHWEST CASINO AND HOTEL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 12 – STOCK OPTIONS AND WARRANTS

The Company granted stock options and warrants to purchase shares of its common and preferred stock to various investors, directors and key employees.  The exercise price of all stock options and warrants granted have been set at prices equal to or above the estimated fair market value of the Company’s stock on the date of grant.  The number of shares reserved for issuance is equal to the number of shares into which all outstanding stock options and warrants would be converted, if exercised.

A summary of changes in options outstanding is as follows:

	Options	Weighted Average Exercise Price Per Share

Balance at December 31, 2001	$2,680,000	$1.09
Options expired	(1,825,000)	$1.07
Balance at December 31, 2002	855,000	$1.13
Options cancelled	(855,000)	$1.13
Options issued	1,350,000	$0.06
Balance at December 31, 2003	$1,350,000	$0.06

The weighted average grant date fair value of options granted during the year ended December 31, 2003 was estimated at $.06 per share.

The difference in compensation costs between the intrinsic method and the fair value method of accounting for stock options was not material for the years ended December 31, 2003 and 2002, based on a risk free interest rate of 1.8%, an expected life of 1 year, no volatility and no expected dividends.

Compensation expense related to the above stock options was $0 for each of the years ended December 31, 2003 and 2002. As of December 31, 2003, 1,150,000 options were exercisable for a price of $.06.

At December 31, 2003 and 2002, the Company had 725,000 and 1,316,000 shares of common stock reserved for the exercise of warrants that have been granted in connection with debt and equity offerings and in lieu of cash payment for services provided.  The warrants are exercisable at prices ranging from $.01 to $2.00 as of December 31, 2003 and 2002.  The warrants expire at various times through December 7, 2008.  The weighted average exercise price of warrants issued during the year ended December 31, 2003 was $.06.  There were no warrants issued during the year ended December 31, 2002.

At December 31,  2002, the Company had 2,075,000 shares of preferred stock reserved for the exercise of warrants that have been granted in connection with debt and equity offerings.  The warrants were exercisable at a price of $.01 as of December 31, 2002.  The warrants expired during the year ended December 31, 2003.

SOUTHWEST CASINO AND HOTEL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 13 – PROVISION FOR INCOME TAXES

The (provision) benefit for income taxes consists of the following:

	2003	2002

Current
Federal	$—	$—
State	(45,153)	—
Total Current	(45,153)	—

Deferred
Federal	235,000	506,000
State	35,000	66,000
Total Deferred	270,000	572,000

Total	$224,847	$572,000

The net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes are reflected in deferred income taxes. Significant components of the Company’s deferred tax liabilities as of December 31, 2003 and 2002 are as follows:

	2003	2002

Current deferred tax assets (liabilities):	$—	$—

Noncurrent deferred tax assets (liabilities):
Property and equipment	(294,000)	(294,000)
Operating loss and contribution carryforwards	1,920,000	1,526,000
Conversion from cash basis to accrual basis for tax purposes	140,000	280,000
Total Deferred	1,766,000	1,512,000

Less valuation allowance	(924,000)	(940,000)

Net deferred tax asset	$842,000	$572,000

A reconciliation of the income tax provision with amounts determined by applying the federal statutory rate to income before income taxes is as follows:

	2003	2002

Federal statutory income tax rate	-34.0%	34.0%
State and local income tax rate	-4.4%	4.4%
Effect of realization of deferred tax liability (asset) related to net operating losses	26.4%	-53.4%
Effective Tax Rate	-12.0%	-15.0%

As of December 31, 2003, the Company has federal and state net operating loss carryforwards of approximately $5,000,000. These operating losses expire between 2015 and 2023. Net operating loss carryforwards available to offset future taxable income may be subject to the limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of the Company. The income tax rate does not correspond to statutory tax rates due to the difference in the valuation allowance for deferred tax assets.

SOUTHWEST CASINO AND HOTEL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 14 – DISPOSITION OF PROPERTY AND EQUIPMENT

During March 2002, the Company sold land in Texas.  In addition, in September 2002, the Company received proceeds from a joint venture as its share of gain on the sale of land in California.

Gain (loss) on disposition of property and equipment is as follows:

	2003	2002

Gain on Texas land	$—	$296,710
Gain on California land	—	120,298
Other	(10,391)	(2,794)

Total	$(10,391)	$414,214

NOTE 15 – DISCONTINUED OPERATIONS AND IMPAIRMENT

During 2003, as a result of continued losses from operations, the Company decided to discontinue the operation of its casino in Deadwood, South Dakota.  As a result, during 2004, the Company sold or abandoned certain assets and transferred the remaining assets to other casino operations.   As of December 31, 2003, the value of the assets sold was recorded as assets held for sale on the accompanying balance sheet.  For the year ended December 31, 2003, the Company recorded a loss for the difference between the net book value of the assets sold or abandoned and the net proceeds received subsequent to December 31, 2003, as follows:

Total cost of property and equipment sold	$176,901
Total accumulated depreciation of property and equipment sold	126,972
Net book value of property and equipment sold	49,929
Sales price	21,411
Loss on disposal of assets held for sale	28,518

Total cost of property and equipment abandoned	310,654
Accumulated Depreciation	56,622
Net book value of proprety and equipment abandoned	254,032

Loss on disposition and abandonment of property and equipment	$282,550

The above loss is included in loss from discontinued operations on the accompanying statements of operations for the year ended December 31, 2003.

Revenues from the Deadwood casino totaled approximately $1,667,000 and $1,305,000, respectively, for the years ended December 31, 2003 and 2002, and are included in the casino operations segment.

NOTE 16 – RELATED PARTY TRANSATIONS

The Company has a liability to certain officers and stockholders for unpaid compensation and expense reimbursements of $410,100 and $432,175 as of December 31, 2003 and 2002, respectively.

During the years ended December 31, 2003 and 2002, the Company issued stock to employees in exchange for unpaid compensation at the estimated fair value of $.01 and $.06 per share, respectively.

SOUTHWEST CASINO AND HOTEL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 17 – SEGMENT INFORMATION

Segment information related to the year ended December 31, 2003 follows:

	Casino Operations	Casino Management	Casino Development	Reconciling Items	Total
Revenues	$17,939,731	$3,235,815	$—	$(1,702,372)	$19,473,174
Interest revenue	—	97,100	—	—	97,100
Interest expense	1,018,623	37,360	—	(408)	1,055,575
Depreciation and amortization	1,796,537	11,452	—	(203,195)	1,604,794
Segment profit (loss) before income taxes	(835,586)	723,132	(1,551,422)	978,375	(685,501)
Income tax expense (benefit)	(112,917)	97,720	(209,650)	118,000	(106,847)
Segment assets	14,848,403	3,134,670	577,359	—	18,560,432
Expenditures for segment assets	1,333,761	—	387,068	—	1,720,829

Segment information related to the year ended December 31, 2002 follows:

	Casino Operations	Casino Management	Casino Development	Reconciling Items	Total
Revenues	$15,391,229	$6,720,619	$—	$(1,256,373)	$20,855,475
Interest revenue	67	187,115	—	—	187,182
Interest expense	1,198,907	64,558	—	(2,581)	1,260,884
Depreciation and amortization	1,542,830	234,771	—	(148,829)	1,628,772
Segment profit (loss) before income taxes	(499,918)	4,525,697	(187,585)	688,092	4,526,286
Income tax expense (benefit)	54,800	496,600	20,600	(264,000)	308,000
Segment assets	15,550,559	5,092,093	52,518	—	20,695,170
Expenditures for segment assets	2,362,534	16,580	52,518	—	2,431,632

Reconciling items consist of the impact of discontinued operations on the separate segments.

NOTE 18 – BANKRUPTCY FILING

In 2001, a dispute arose between the Lessors and Gold Rush I, LLC over the amount of rent paid.  The lessor filed a motion to remove Gold Rush I, LLC from the property.  In order to insure that Gold Rush I, LLC would retain possession of the property, management elected to file for protection from creditors under Chapter 11 of the Bankruptcy Code on August 31, 2001.

On October 15, 2001, the Teller County District Court in Colorado ruled that Gold Rush I, LLC was not in default under the lease, having properly treated certain excess payments as offsets.  In addition, the Company had a remaining credit toward continuing obligations under the lease in the amount of $277,798.  This decision was later amended to $284,457.

On September 11, 2002, the Bankruptcy Court approved Gold Rush I, LLC’s plan of reorganization.  The plan provides that all creditors will be paid the full amount owed to them.  On January 10, 2003, the bankruptcy case was closed.  Liabilities related to the bankruptcy claim are scheduled for payment through December 2004, and are included as part of accounts payable.

SOUTHWEST CASINO AND HOTEL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 19 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of the Company’s note receivable approximates its fair value due to the fact that the note is maturing during the next year.  The carrying amount of the Company’s debentures payable, together with accrued interest payable, approximates the fair value of the instrument based on the approximate interest rate applicable to comparable debt instruments with similar credit risks.  There were no other financial instruments with significant differences between the carrying amount and the fair value due to the short maturity of the instruments.

NOTE 20 – LAND OPTION AGREEMENTS

The Company, through North Metro Harness Initiative, LLC has a real estate option agreement for the purchase of approximately 165 acres of land.  The option agreement commenced on March 1, 2003, and shall expire on August 1, 2005.  Payments under the option agreement include $30,000 for the first 4 months of the option term, $15,000 per month during the next 7 months of the option term, and $20,000 per month for the next twelve months of the option term, and $40,000 per month for the remaining term of the option.  The purchase price of the land ranges from $7,775,000 to $8,450,000 during the remaining term of the option, depending on the date the option is exercised. The purchase price of the land will be reduced by amounts previously paid for the option.

The Company, through North Metro Harness Initiative, LLC, has a real estate option agreement for the purchase of approximately 13.4 acres of land.  The option agreement commenced on July 17, 2003, and shall expire on July 18, 2005.  Payments under the option agreement include $1,000 for the first 4 months of the option term, $1,000 per month during the next 7 months of the option term, and $2,000 per month for the remaining term of the option.  If the property is purchased during the first 12 months of the option term, the purchase price of the property has been fixed at $650,000.  If the property is purchased during the second 12 months of the option term, the purchase price of the property has been fixed at $700,000.  The purchase price of the land will be reduced by amounts previously paid for the option.

During 2003, the Company has entered into five real estate option agreements for the purchase of property in Rockaway Beach, Missouri.  Two of the agreements expire on January 1, 2008, with the remaining three agreements expiring on January 1, 2006.  The total purchase price under the five agreements is approximately $1,128,400.  The agreements require monthly option payments totaling approximately $800.

Subsequent to December 31, 2003, the Company entered into five additional real estate option agreements for the purchase of property in Rockaway Beach, Missouri.  The agreements expire on January 1, 2006.  The total purchase price under the five agreements is approximately $1,341,000.  The agreements require monthly option payments totaling approximately $900.

NOTE 21 – COMMITMENTS AND CONTINGENCIES

The Company, through North Metro Harness Initiative, LLC, has entered into an agreement for the development of the land, building and related property to operate a race track and card room.  Fees related to the agreement total 3% of the project cost, which is defined as the total development cost less the cost to purchase the land. The agreement began on May 1, 2003, and continues until the completion of the project, unless earlier terminated.   Fees are payable at a rate of $6,000 per month, plus applicable out of pocket expenses, beginning on May 1, 2003.  Upon the start of construction, two thirds of the expected fee (less previous monthly payments) is due. If the agreement is terminated prior to the completion of the project, any unpaid fees are determined based on the completed status of the project at the time of termination, as defined in the agreement.

SOUTHWEST CASINO AND HOTEL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

The Company has entered into consulting agreements with nonrelated parties to monitor legislation and perform lobbying activities, and other public relations and development activities related to establishing and developing the race track, card room and riverboat casino.  The agreements are generally on a month-to-month basis, and may be terminated by either party to the agreement.  The Company has monthly obligations related to these agreements of approximately $24,000 per month.

The Company received a letter of commitment for debt financing for approximately $22,125,000, or approximately 70% of the expected total project cost of the race track and card room, with the remaining 30% to be provided in the form of equity by the Company.  Terms of the commitment include a 10-year amortization, and interest at a variable rate (1.75% above prime rate), with a floor of 6%.  In addition, 50% of net available cash flow (after scheduled debt service and income taxes) will be required to be held in an account to redeem the debt.  Redemption under this provision occurs when the account equals the principal amount of the loan outstanding.  Security for the loan will include a first mortgage, corporate guarantee of the Company, and security interests in other assets of the Company.  The closing and funding of the loan is expected to take place on or about July 1, 2004.

During the years ended December 31, 2003 and 2002, an employee issued and cashed Company checks and deposited the amounts to the employee’s personal accounts.  During January 2004, the employee left the employment of the Company.  The Company intends to initiate a cause of action against the former employee to recover the lost amount.  The Company has insurance coverage which is anticipated to cover a portion of the claim against the former employee, and the Company anticipates recovery of a portion of the amount from the former employee.  Management estimates that the amount related to the potential insurance recovery and recovery from the former employee totals $200,000 and $147,676 as of December 31, 2003 and 2002, respectively, which has been included in other receivables on the accompanying balance sheets.  A loss of $267,000  and $0  has been included in Casino expense for the years ended December 31, 2003 and 2002, respectively.

As of December 31, 2003, the Company had a remaining commitment to purchase equipment and software of approximately $1,142,000.

NOTE 22 – SUBSEQUENT EVENTS

Subsequent to December 31, 2003, the Company entered into a purchase agreement to sell 50% of its ownership interest in North Metro Harness Initiative, LLC, subject to final due diligence and closing. The agreement requires the Company to contribute $2,500,000 for its 50% interest, and the buyer to contribute $7,500,000 for its 50% interest in North Metro Harness Initiative, LLC.

Subsequent to December 31, 2003, the Company entered into a letter of intent regarding the establishment of a separate entity (Southwest Missouri Gaming, LLC, or SMG) to own and operate a riverboat casino in Rockaway Beach, Missouri.  The Company will own 30% of SMG for an initial contribution of $3,000,000, and 70% of SMG will be owned by an unrelated party for $7,000,000. Amounts previously expended by the Company will be counted as part of the Company’s initial contribution. In the event the riverboat casino is approved, additional debt and equity financing of up to $100,000,000 is anticipated to complete the project.

Subsequent to December 31, 2003, the Company received approximately $1,145,000 from the proceeds of debt financing of equipment and software for its casino operations.  The debt has an interest rate of 4.2%, and is due in monthly installments of principal and interest of approximately $34,900, with a maturity date of February 1, 2007.

SOUTHWEST CASINO AND HOTEL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

Subsequent to December 31, 2003, the Company received term sheets to issue 6,666,666 shares for offering proceeds of $10,000,000.  In addition to the shares, 833,333 warrants with a price of $3.00 per share will be issued as part of the offering to common stockholders. The warrants will have a term of 5 years, and will be subject to a call at $.01 based on conditions outlined in the term sheets.  The term sheet includes compensation to the financial advisor of 1,000,000 shares of stock and warrants for 1,500,000 shares of stock with a price of $3.00.  In addition to the stock and warrants, the Company also received a term sheet for the issuance $1,000,000 of 8% convertible demand notes.  The notes convert to common stock at a rate of $.50 per share, and are subject to fees of 7% of the offering proceeds.  Both agreements are issued as part of a proposed reverse merger transaction with a publicly traded shell company.

Subsequent to December 31, 2003, the Company amended its capital lease agreement.  Under the amendments, the lease of the Deadwood, South Dakota property was terminated effective March 10, 2004.  In addition, the Company obtained the option to purchase the remainder of the property under capital lease located in Cripple Creek, Colorado for $5,250,000 plus assumption of certain liabilities.  The option to purchase the properties expires on February 28, 2005.

Part III

Index to Exhibits.

Reference is made to the Exhibit Index included in this Current Report on Form 8-K at pages            through           .

Exhibit No.	Exhibit

2.1

Agreement and Plan of Reorganization, dated July 14, 2004, by and among Lone Moose Adventures, Inc., Lone Moose Acquisition Corporation., Southwest Casino and Hotel Corp. certain of the shareholders of Lone Moose.

2.2	Asset Purchase Agreement, dated July 14, 2004, by and among Lone Moose Adventures, Inc., Christopher B. Glover and Michael C. Brown

3.1	Amendment to Articles of Incorporation of Lone Moose Adventures, Inc.

3.2	Articles of Incorporation of Lone Moose Adventures, Inc. as amended

3.3	Bylaws of Lone Moose Adventures, Inc.

4.1	Assumption Agreement, dated July 22, 2004, by and between Southwest Casino Corporation (f/k/a Lone Moose Adventures, Inc.) and Southwest Casino and Hotel Corp.

4.2	Registration Rights Agreement, dated June 29, 2004, by and among Lone Moose Adventures, Inc., David C. Merrell and Jenson Service, Inc.

4.3	Form of Lock-Up/Leak-Out Agreement between Lone Moose and certain Lone Moose shareholders and affiliates of Southwest Casino

4.4*	Warrant, dated July , 2004, between Lone Moose Adventures, Inc. and MBC

4.5	Registration Rights Agreement, dated June 29, 2004, by and among Southwest Casino and Hotel Corp. and the 8% convertible demand note holders

4.6*	Warrant, dated July , 2004, between Lone Moose Adventures, Inc. and various holders

10.1	2004 Stock Incentive Plan

10.2*	Option Agreement dated July 1, 2004, between Southwest Casino and James B. Druck

10.3*	Option Agreement dated July 1, 2004, between Southwest Casino and Jeffrey S. Halpern

10.4*	Option Agreement dated July 1, 2004, between Southwest Casino and Thomas E. Fox

10.5	Third Amended and Restated Gaming Management Agreement dated June 16, 1995 between The Cheyenne and Arapaho Tribes of Oklahoma and Southwest Casio and Hotel Corp.

10.6	Amendment No. 2 to Third Amended and Restated Gaming Management Agreement dated June 5, 1999 between The Cheyenne and Arapaho Tribes of Oklahoma and Southwest Casio and Hotel Corp.

10.7	Amendment No. 3 to Third Amended and Restated Gaming Management Agreement dated November 13, 2000 between The Cheyenne and Arapaho Tribes of Oklahoma and Southwest Casio and Hotel Corp.

10.8	Amendment No. 7 to Third Amended and Restated Gaming Management Agreement dated September 4, 2003 between The Cheyenne and Arapaho Tribes of Oklahoma and Southwest Casio and Hotel Corp.

10.9	Amendment No. 8 to Third Amended and Restated Gaming Management Agreement dated September 4, 2003 between The Cheyenne and Arapaho Tribes of Oklahoma and Southwest Casio and Hotel Corp.

10.10	Member Control Agreement of North Metro Harness Initiative, LLC, dated June 8, 2004

10.11	BLN Office Park Lease, dated February 24, 1995, between Southwest Casino and Hotel Corp. and BLN Office Park Associates, as amended

10.12

Lease dated March 1999, by and between Cripple Creek Development Corp. d/b/a Gold Rush Hotel & Casino, Blue Building Development, Inc. d/b/a Gold Digger's Casino, Mark Brockley, Annesse Brockley, Gold Rush I, LLC and Southwest Casino and Hotel Corp., as amended

10.13	Employment Agreement, dated effective July 1, 2004, between Southwest Casino and Hotel Corp. and James B. Druck

10.14	Employment Agreement, dated effective July 1, 2004, between Southwest Casino and Hotel Corp. and Jeffrey S. Halpern

10.15	Employment Agreement, dated effective July 1, 2004, between Southwest Casino and Hotel Corp. and Thomas E. Fox

10.16	Master Equipment Lease Agreement, dated December 30, 2003, by and between and Southwest Casino and Hotel Corp. and PDS Gaming Corporation - Colorado

10.17*	Form of Non-Statutory Stock Option Agreement between Southwest Casino Corporation and each of Southwest Casino’s Directors

10.18*	Form of Non-Plan Stock Option Agreement between Southwest Casino Corporation and each of Southwest Casino Corporation’s directors

10.19*	Form of Indemnification Agreements by and between Southwest Casino and Hotel Corp. and each of James B. Druck, Jeffery S. Halpern and Thomas E. Fox

10.20	Indemnification Agreement, dated June 29, 2004, by and between Lone Moose Adventures, Inc. and David C. Merrell

10.21	Introduction Agreement, dated June 29, 2004, by and between Lone Moose Adventures, Inc. and Jenson Services, Inc.

10.22	Promissory Note, dated December 4, 2003, by Southwest Casino and Hotel Corp. to Associated Bank Minnesota, N.A..

10.23	Commitment Letter, dated October 14, 2003, by and between Southwest Casino and Hotel Corp. and Oppenheimer & Co. Inc.

10.24	Member Control Agreement, dated June 14, 2004, by and between SW Missouri, LLC and Southwest Casino and Hotel Corp.

10.25	Operating Agreement of Southwest Missouri Gaming, LLC dated June 16, 2004

10.26	Management Agreement dated June 16, 2004 by and among Southwest Missouri Gaming, LLC, Robert E. Low and W Missouri, LLC.

10.27	Stipulation and Agreement, dated June 17, 2004, by and among Southwest Casino and Hotel Corp., and the Colorado Division of Gaming

21.1	List of Subsidiaries of Southwest Casino Corporation

23.1	Consent of Eide Bailly LLP, independent public accountants

*To be filed by amendment.

Form 8-K

Items 6.  Resignations of Registrant’s Directors.

On July 22, 2004, under the Reorganization Agreement, Christopher B. Glover and Michael C. Brown resigned from the Lone Moose Board of Directors and from all of their positions as officers of Lone Moose.  The number of members on the Lone Moose Board of Directors was increased to three and James B. Druck, Jeffrey S. Halpern and Thomas E. Fox were appointed to serve by the prior Board members (immediately before their resignation.)  The following persons were appointed to serve as officers of Lone Moose immediately after the effective time of the reorganization:  James B. Druck as Chief Executive Officer and Secretary, Jeffrey S. Halpern as Chairman of the Board of Directors and Thomas E. Fox as President, Chief Operating Officer and Chief Financial Officer.

Item 7.   Financial Statements and Exhibits.

Financial Statements of Business Acquired.

The following financial statements of Southwest Casino and Hotel Corp. and report of Eide Bailly LLP, Southwest Casino’s independent public accountants, are included in this Current Report on Form 8-K:

1.                    1.                                       Report of Eide Bailly LLP.

2.

3.                    2.                                       Financial statements and accompanying footnotes of Southwest Casino and Hotel Corp. at December 31, 2003 and 2002 (audited).

4.

Lone Moose will file all other financial statements required by Item 7(a) of Form 8-K within 75 days of July 22, 2004.

Pro Forma Financial Information.

Lone Moose will file the pro forma financial information, if any, required by Item 7(b) of Form 8-K within 75 days of July 22, 2004.

SIGNATURES

Under the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST CASINO CORPORATION

	By:	/s/ THOMAS E. FOX
Thomas E. Fox
President

August 6, 2004

SOUTHWEST CASINO CORPORATION

EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K

Exhibit No.	Exhibit	Method of Filing

2.1

Agreement and Plan of Reorganization, dated July 14, 2004, by and among Lone Moose Adventures, Inc., Lone Moose Acquisition Corporation., Southwest Casino and Hotel Corp. certain of the shareholders of Lone Moose.

Filed herewith electronically

2.2	Asset Purchase Agreement, dated July 14, 2004, by and among Lone Moose Adventures, Inc., Christopher B. Glover and Michael C. Brown	Filed herewith electronically

3.1	Amendment to Articles of Incorporation of Lone Moose Adventures, Inc.	Filed herewith electronically

3.2	Articles of Incorporation of Lone Moose Adventures, Inc. as amended	Incorporated by reference to Exhibit 3.1 contained in Lone Moose’s Registration Statement on Form SB-2 (File No.333-88810) and Exhibit 3 contained in Lone Moose’s Form 10-KSB

3.3	Bylaws of Lone Moose Adventures, Inc.	Incorporated by reference to Exhibit 3.2 contained in Lone Moose’s Registration Statement on Form SB-2 (File No.333-88810)

4.1	Assumption Agreement, dated July 22, 2004, by and between Southwest Casino Corporation (f/k/a Lone Moose Adventures, Inc.) and Southwest Casino and Hotel Corp.	Filed herewith electronically

4.2	Registration Rights Agreement, dated June 29, 2004, by and among Lone Moose Adventures, Inc., David C. Merrell and Jenson Service, Inc.	Filed herewith electronically

4.3	Form of Lock-Up/Leak-Out Agreement between Lone Moose and certain Lone Moose shareholders and affiliates of Southwest Casino	Filed herewith electronically

4.4*	Warrant, dated July , 2004, between Lone Moose Adventures, Inc. and MBC	Filed herewith electronically

4.5	Registration Rights Agreement, dated June 29, 2004, by and among Southwest Casino and Hotel Corp. and the 8% convertible demand note holders	Filed herewith electronically

4.6*	Warrant, dated July , 2004, between Lone Moose Adventures, Inc. and various holders	Filed herewith electronically

10.1	2004 Stock Incentive Plan	Filed herewith electronically

10.2*	Option Agreement dated July 1, 2004, between Southwest Casino and James B. Druck	Filed herewith electronically

10.3*	Option Agreement dated July 1, 2004, between Southwest Casino and Jeffrey S. Halpern	Filed herewith electronically

10.4*	Option Agreement dated July 1, 2004, between Southwest Casino and Thomas E. Fox	Filed herewith electronically

10.5	Third Amended and Restated Gaming Management Agreement dated June 16, 1995 between The Cheyenne and Arapaho Tribes of Oklahoma and Southwest Casio and Hotel Corp.	Filed herewith electronically

10.6	Amendment No. 2 to Third Amended and Restated Gaming Management Agreement dated June 5, 1999 between The Cheyenne and Arapaho Tribes of Oklahoma and Southwest Casio and Hotel Corp.	Filed herewith electronically

10.7	Amendment No. 3 to Third Amended and Restated Gaming Management Agreement dated November 13, 2000 between The Cheyenne and Arapaho Tribes of Oklahoma and Southwest Casio and Hotel Corp.	Filed herewith electronically

10.8	Amendment No. 7 to Third Amended and Restated Gaming Management Agreement dated September 4, 2003 between The Cheyenne and Arapaho Tribes of Oklahoma and Southwest Casio and Hotel Corp.	Filed herewith electronically

10.9	Amendment No. 8 to Third Amended and Restated Gaming Management Agreement dated September 4, 2003 between The Cheyenne and Arapaho Tribes of Oklahoma and Southwest Casio and Hotel Corp.	Filed herewith electronically

10.10	Member Control Agreement of North Metro Harness Initiative, LLC, dated June 8, 2004	Filed herewith electronically

10.11	BLN Office Park Lease, dated February 24, 1995, between Southwest Casino and Hotel Corp. and BLN Office Park Associates, as amended	Filed herewith electronically

10.12

Lease dated March 1999, by and between Cripple Creek Development Corp. d/b/a Gold Rush Hotel & Casino, Blue Building Development, Inc. d/b/a Gold Digger's Casino, Mark Brockley, Annesse Brockley, Gold Rush I, LLC and Southwest Casino and Hotel Corp., as amended

Filed herewith electronically

10.13	Employment Agreement, dated effective July 1, 2004, between Southwest Casino and Hotel Corp. and James B. Druck	Filed herewith electronically

10.14	Employment Agreement, dated effective July 1, 2004, between Southwest Casino and Hotel Corp. and Jeffrey S. Halpern	Filed herewith electronically

10.15	Employment Agreement, dated effective July 1, 2004, between Southwest Casino and Hotel Corp. and Thomas E. Fox	Filed herewith electronically

10.16	Master Lease Agreement, dated December 30, 2003, by and between and Southwest Casino and Hotel Corp. and PDS Gaming Corporation - Colorado	Filed herewith electronically

10.17*	Form of Non-Statutory Stock Option Agreement between Southwest Casino Corporation and each of Southwest Casino’s Directors	Filed herewith electronically

10.18*	Form of Non-Plan Stock Option Agreement between Southwest Casino Corporation and each of Southwest Casino Corporation’s directors	Filed herewith electronically

10.19*	Form of Indemnification Agreements by and between Southwest Casino and Hotel Corp. and each of James B. Druck, Jeffery S. Halpern and Thomas E. Fox	Filed herewith electronically

10.20	Indemnification Agreement, dated June 29, 2004, by and between Lone Moose Adventures, Inc. and David C. Merrell	Filed herewith electronically

10.21	Introduction Agreement, dated June 29, 2004, by and between Lone Moose Adventures, Inc. and Jenson Services, Inc.	Filed herewith electronically

10.22	Promissory Note, dated December 4, 2003, by Southwest Casino and Hotel Corp. to Associated Bank Minnesota, N.A..	Filed herewith electronically

10.23	Commitment Letter, dated October 14, 2003, by and between Southwest Casino and Hotel Corp. and Oppenheimer & Co. Inc.	Filed herewith electronically

10.24	Member Control Agreement, dated June 14, 2004, by and between SW Missouri, LLC and Southwest Casino and Hotel Corp.	Filed herewith electronically

10.25	Operating Agreement of Southwest Missouri Gaming, LLC dated June 16, 2004.	Filed herewith electronically

10.26	Management Agreement dated June 16, 2004 by and among Southwest Missouri Gaming, LLC, Robert E. Low and W Missouri, LLC.	Filed herewith electronically

10.27	Stipulation and Agreement, dated June 17, 2004, by and among Southwest Casino and Hotel Corp., and the Colorado Division of Gaming	Filed herewith electronically

21.1	List of Subsidiaries of Southwest Casino Corporation	Filed herewith electronically

23.1	Consent of Eide Bailly LLP, independent public accountants	Filed herewith electronically

*To be filed by amendment.